                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE RELATED RIGHTS TO PURCHASE PREFERRED STOCK)

                                       OF

                             ENDOSONICS CORPORATION
                                       AT

                              $11.00 NET PER SHARE

                                       BY

                            JOMED ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF

                                   JOMED N.V.

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 19, 2000, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 5, 2000 (THE "MERGER AGREEMENT"), AMONG JOMED N.V. ("JOMED"), A CORPORATION ORGANIZED UNDER THE LAWS OF THE NETHERLANDS, JOMED ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY OF JOMED (THE "PURCHASER"), AND ENDOSONICS CORPORATION ("ENDOSONICS" OR THE "COMPANY"), AND IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE OF THE COMPANY INCLUDING THE RELATED RIGHTS TO PURCHASE PREFERRED STOCK (COLLECTIVELY, THE "SHARES") THAT, TOGETHER WITH THE SHARES OF COMMON STOCK THEN OWNED BY JOMED AND/OR PURCHASER, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY-DILUTED BASIS (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER HAVING EXPIRED OR BEEN TERMINATED, AND ALL CONSENTS AND APPROVALS FROM GOVERNMENTAL AUTHORITIES PURSUANT TO NATIONAL ANTITRUST OR COMPETITION LAWS, WHICH ARE REQUIRED TO COMPLETE THE TRANSACTION, HAVING BEEN OBTAINED, AND (3) THE SATISFACTION OF CERTAIN OTHER CONDITIONS, INCLUDING, BUT NOT LIMITED TO, THE CLOSING PRICE OF THE JOMED ORDINARY SHARES ON THE SWX SWISS EXCHANGE NOT BEING LESS THAN (I) 42 SWISS FRANCS OR (II) ONE-HALF OF THE CLOSING PRICE OF THE JOMED ORDINARY SHARES ON THE SWX SWISS EXCHANGE ON THE FIRST TRADING DAY

                                                        (Continued on next page)

                      The Dealer Manager for the Offer is:

                       [CREDIT SUISSE/FIRST BOSTON LOGO]

August 21, 2000

(Continued from front cover)

FOLLOWING THE ANNOUNCEMENT OF THE OFFER AND THE MERGER (THE CLOSING PRICE OF THE JOMED ORDINARY SHARES ON AUGUST 7, 2000, THE FIRST TRADING DAY AFTER THE ANNOUNCEMENT OF THE OFFER AND THE MERGER, WAS 90 SWISS FRANCS PER SHARE) ON EITHER OF (I) THE DATE OF THE EXECUTION OF THE PURCHASE AGREEMENT FOR THE JOMED EQUITY OFFERING OR (II) ON THE FIRST TRADING DAY IMMEDIATELY PRIOR TO THE CLOSING DATE OF THE PURCHASE AGREEMENT, AS SUCH DATE IS DEFINED IN THE PURCHASE AGREEMENT. SEE SECTIONS 11 AND 15.

     THE COMPANY'S BOARD OF DIRECTORS, AT A SPECIAL MEETING HELD ON AUGUST 5, 2000, UNANIMOUSLY (1) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS;
(2) APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; AND (3) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES THEREUNDER. ACCORDINGLY, THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER ALL OF YOUR SHARES OF COMMON STOCK PURSUANT TO THE OFFER.

                                   IMPORTANT

     Any stockholder of the Company wishing to tender Shares in the Offer must
(1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in
Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

     Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in
Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................     1

INTRODUCTION................................................     5

THE TENDER OFFER............................................     7
   1. Terms of the Offer....................................     7
   2. Acceptance for Payment and Payment for Shares.........     8
   3. Procedures for Accepting the Offer and Tendering
      Shares................................................     9
   4. Withdrawal Rights.....................................    12
   5. Certain United States Federal Income Tax
      Consequences..........................................    12
   6. Price Range of Shares; Dividends......................    13
   7. Certain Information Concerning the Company............    14
   8. Certain Information Concerning JOMED and the
      Purchaser.............................................    15
   9. Source and Amount of Funds............................    17
  10. Background of the Offer; Past Contacts or Negotiations
      with the Company......................................    19
  11. The Merger Agreement..................................    24
  12. Purpose of the Offer; Plans for the Company...........    37
  13. Certain Effects of the Offer..........................    38
  14. Dividends and Distributions...........................    38
  15. Certain Conditions of the Offer.......................    38
  16. Certain Legal Matters; Regulatory Approvals...........    40
  17. Fees and Expenses.....................................    42
  18. Miscellaneous.........................................    42

SCHEDULE I -- Information Concerning Directors and Executive
  Officers of JOMED and the Purchaser.......................   I-1
ANNEX A -- Financial Statements of JOMED N.V................   F-1
ANNEX B -- Summary of Significant Differences Between
  International Accounting Standards and U.S. Generally
  Accepted Accounting Principles............................   B-1

                               SUMMARY TERM SHEET

     JOMED Acquisition Corp. is offering to purchase all of the outstanding common stock of EndoSonics Corporation for $11.00 per share in cash. The following are some of the questions you, as a stockholder of EndoSonics, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is JOMED Acquisition Corp. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of EndoSonics and have carried on no activities other than in connection with the merger agreement among JOMED N.V., EndoSonics and ourselves. We are a wholly owned subsidiary of JOMED N.V., a corporation organized under the laws of The Netherlands. See the "Introduction" and Section 1.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the issued and outstanding shares of common stock of EndoSonics, including the related rights to purchase preferred stock. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $11.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     JOMED N.V., our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the Offer and to provide funding for the merger which is expected to follow the successful completion of the tender offer. JOMED will use funds received from an offering of JOMED's ordinary shares plus its existing resources and internally generated funds, including short-term borrowing in the ordinary course of business to finance the purchase. The tender offer is conditioned upon satisfaction of certain conditions that are also conditions to JOMED's equity offering. See
Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of consideration consists solely of cash. JOMED has arranged for $150,000,000 of our funding to come from the equity offering with the remainder to come from JOMED's existing resources and internally generated funds, including short-term borrowing in the ordinary course of business. JOMED's ability to complete JOMED's equity offering is subject to certain conditions. See Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:01 a.m., New York City time, on Tuesday, September 19, 2000, to tender your shares in the offer, unless the offer is extended. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Sections 1 and 3.

CAN THE TENDER OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We have agreed in the merger agreement that, without the consent of EndoSonics, we will have the right to extend the expiration date of the tender offer (which will initially be 20 business days from the commencement date of the tender offer):

     - for up to five additional business days;

     - from time to time thereafter if, at the scheduled or extended expiration date of the tender offer, any of the conditions to the tender offer will not have been satisfied or waived, until such conditions are satisfied or waived;

     - for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the tender offer or any period required by applicable law; or

     - for up to 10 additional business days, if, immediately prior to the scheduled or extended expiration date of the tender offer, the shares of EndoSonics common stock tendered and not withdrawn pursuant to the tender offer constitute more than 80% and less than 90% of the outstanding shares of EndoSonics common stock, notwithstanding that all conditions to the tender offer are satisfied as of the expiration date of the tender offer.

     If any of the conditions to the tender offer is not satisfied or waived on any scheduled or extended expiration date of the tender offer, we will extend the tender offer, if the condition or conditions could reasonably be expected to be satisfied, from time to time until such conditions are satisfied or waived, provided that we will not be required to extend the tender offer beyond November 15, 2000.

     See Section 1 of this offer to purchase for more details on our ability to extend the tender offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the tender offer, we will inform ChaseMellon Shareholder Services, L.L.C. (the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the same day as the tender offer was scheduled to expire. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE TENDER OFFER?

     - We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered and not properly withdrawn before the expiration date of the tender offer represents at least a number of shares of common stock, par value $0.001 per share of EndoSonics, that, together with the shares of common stock of EndoSonics then owned by JOMED and/or Purchaser, represents at least a majority of the shares of common stock of EndoSonics outstanding on a fully-diluted basis. We call this condition the "minimum condition." For purposes of the tender offer, "on a fully diluted basis" means, as of any time, on a basis that includes the number of shares of EndoSonics common stock that are actually issued and outstanding plus the maximum number of such shares that EndoSonics may be required to issue under stock options, warrants and other rights or securities convertible into shares of EndoSonics common stock, whether or not currently exercisable. See
       Section 11.

     - We are not obligated to purchase shares that are validly tendered if, among other things, there is a material adverse change in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of EndoSonics.

     - We are not obligated to purchase shares that are validly tendered if, among other things, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has not expired or been terminated or if we have not obtained all consents and approvals from governmental authorities pursuant to national antitrust or competition laws that are required to complete the transaction.

     - Many (but not all) of the conditions to the consummation of JOMED's equity offering are also conditions of the tender offer. These conditions are listed in Section 15 and are collectively called the

       "financing condition." One of those conditions is that we are not obligated to purchase shares that are validly tendered if, among other things, the closing price of JOMED's ordinary shares on the SWX Swiss Exchange is less than (i) 42 Swiss Francs or (ii) one-half of the closing price of JOMED's ordinary shares on the SWX Swiss Exchange on the first trading day following the announcement of the tender offer and the merger (the closing price of JOMED's ordinary shares on August 7, 2000, the first trading day after the announcement of the tender offer and the merger, was 90 Swiss Francs per share) on either of (i) the date of the execution of the purchase agreement for the JOMED's follow-on equity offering or (ii) on the first trading day immediately prior to the closing date of such purchase agreement, as such date is defined in the purchase agreement.

     The offer is also subject to a number of other conditions. We can waive some of the conditions to the offer without EndoSonics's prior written consent; however, we cannot waive the minimum condition. See Section 15.

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to ChaseMellon Shareholder Services, L.L.C., the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through ChaseMellon Shareholder Services, L.L.C. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You may withdraw shares at any time until the tender offer has expired and, if we have not accepted your shares for payment by October 19, 2000, you may withdraw them at any time after that date until we accept shares for payment. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4.

WHAT DOES THE ENDOSONICS BOARD OF DIRECTORS RECOMMEND REGARDING THE OFFER?

     We are making the offer pursuant to a merger agreement, which has been unanimously approved by the EndoSonics board of directors. EndoSonics' board of directors, at a special meeting held on August 5, 2000, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the tender offer and the merger, are fair to and in the best interests of the EndoSonics stockholders; (2) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the tender offer and the merger; and (3) recommended that the EndoSonics stockholders accept the tender offer and tender their shares thereunder. Accordingly, EndoSonics' board of directors recommends that you accept the offer and tender all of your shares of common stock pursuant to the offer. See the "Introduction."

IF THE NUMBER OF THE SHARES THAT ARE TENDERED AND ACCEPTED FOR PAYMENT PLUS THE NUMBER OF SHARES ALREADY OWNED BY JOMED CONSTITUTE A MAJORITY, WILL ENDOSONICS CONTINUE AS A PUBLIC COMPANY?

     No. Following the purchase of shares in the offer we expect to consummate the merger. If the merger takes place, EndoSonics will no longer be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that EndoSonics common stock will no longer be eligible to be traded through the Nasdaq National Market; there may not be a public trading market for EndoSonics common stock; and EndoSonics may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE SHARES ARE NOT TENDERED IN THE OFFER?

     Yes. If the number of shares of EndoSonics tendered together with the shares of EndoSonics common stock then owned by JOMED and/or Purchaser represent at least a majority of the shares of EndoSonics on a fully diluted basis, we will be merged with and into EndoSonics. If that merger takes place, JOMED will own all of the shares of EndoSonics, and all remaining stockholders of EndoSonics (other than us, JOMED and stockholders properly exercising dissenters' rights) will receive $11.00 per share in cash (or any higher price per share that is paid in the offer). See the "Introduction."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, stockholders not tendering in the tender offer will receive the same amount of cash per share that they would have received had they tendered their shares in the tender offer, subject to any dissenters' rights properly exercised under Delaware law. Therefore, if the merger takes place and you do not exercise dissenters' rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of stockholders and the number of shares of EndoSonics that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the EndoSonics common stock. Also, as described above, EndoSonics may cease making filings with the SEC or otherwise may not be required to comply with the SEC rules relating to publicly held companies. See the "Introduction" and Sections 12 and 13.

WHAT WAS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On August 4, 2000, the last trading day before we announced the acquisition, the last sale price of EndoSonics common stock reported on the Nasdaq National Market was $7 3/16 per share. On August 18, 2000, the last trading day before we commenced the tender offer, the last sale price of EndoSonics common stock reported on the Nasdaq National Market was $10 5/8. We encourage you to obtain a recent quotation for shares of EndoSonics common stock in deciding whether to tender your shares. See Section 6.

GENERALLY, WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

     The receipt of cash for shares pursuant to the tender offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. See Section 5.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You may call MacKenzie Partners, Inc. collect at (212) 929-5500 or toll free at (800) 322-2885 or Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or "CSFB") at (800) 881-8320 (toll free). MacKenzie Partners, Inc. is acting as the information agent and CSFB is acting as the dealer manager for our tender offer. See the back cover of this offer to purchase.

To the Holders of Shares of Common Stock of EndoSonics Corporation:

                                  INTRODUCTION

     JOMED Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of JOMED N.V., a corporation organized under the laws of The Netherlands ("JOMED"), hereby offers to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the "Company Common Stock"), of EndoSonics Corporation (the "Company" or "EndoSonics"), including the related rights to purchase preferred stock (the "Rights") issued pursuant to the Preferred Shares Rights Agreement, dated October 20, 1998, between the Company and ChaseMellon Shareholders Services, L.L.C. (the Company Common Stock and the related Rights are herein together referred to as the "Shares"), at a purchase price of $11.00 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").
     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of August 5, 2000 (the "Merger Agreement") among JOMED, the Purchaser, and the Company. The Merger Agreement provides that following the Offer, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). The Company will be a wholly owned subsidiary of JOMED. Pursuant to the Merger, at the effective time of the Merger (the "Effective Time") each Share outstanding immediately prior to the Effective Time (other than Shares owned by JOMED, the Purchaser or the Company or any of their respective subsidiaries, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive $11.00 in cash, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.
     Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. JOMED or the Purchaser will pay all charges and expenses of CSFB, as dealer manager (in such capacity, "CSFB" or the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as depositary (the "Depositary"), and MacKenzie Partners, Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 17.
     THE COMPANY'S BOARD OF DIRECTORS, AT A SPECIAL MEETING HELD ON AUGUST 5, 2000, UNANIMOUSLY (1) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS; (2) APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; AND (3) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES THEREUNDER. ACCORDINGLY, THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER ALL OF YOUR SHARES OF COMMON STOCK PURSUANT TO THE OFFER.
     U.S. Bancorp Piper Jaffray ("U.S. Bancorp Piper Jaffray"), the financial advisor to the EndoSonics Board of Directors, has delivered its written opinion, dated August 5, 2000, to the effect that, as of the date of the opinion, the consideration to be received by the Company's stockholders (other than JOMED and its affiliates) is fair, from a financial point of view, to such stockholders. The full text of U.S. Bancorp Piper Jaffray's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders concurrently herewith. STOCKHOLDERS ARE URGED TO READ THE FULL TEXT OF SUCH OPINION CAREFULLY IN ITS ENTIRETY.
     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT, TOGETHER WITH THE NUMBER OF SHARES ALREADY OWNED BY JOMED AND/OR THE PURCHASER, REPRESENTS AT LEAST A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (2) ANY WAITING PERIOD UNDER THE

HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND THE REGULATIONS THEREUNDER HAVING EXPIRED OR BEEN TERMINATED, AND ALL CONSENTS AND APPROVALS FROM GOVERNMENTAL AUTHORITIES PURSUANT TO NATIONAL ANTITRUST OR COMPETITION LAWS, WHICH ARE REQUIRED TO COMPLETE THE TRANSACTION, HAVE BEEN OBTAINED AND (3) THE SATISFACTION OF CERTAIN OTHER CONDITIONS, INCLUDING, BUT NOT LIMITED TO, THE CLOSING PRICE OF THE JOMED ORDINARY SHARES ON THE SWX SWISS EXCHANGE NOT BEING LESS THAN (i) 42 SWISS FRANCS OR (ii) ONE-HALF OF THE CLOSING PRICE OF THE JOMED ORDINARY SHARES ON THE SWX SWISS EXCHANGE ON THE FIRST TRADING DAY FOLLOWING THE ANNOUNCEMENT OF THE OFFER AND THE MERGER (THE CLOSING PRICE OF THE JOMED ORDINARY SHARES ON AUGUST 7, 2000, THE FIRST TRADING DAY AFTER THE ANNOUNCEMENT OF THE OFFER AND THE MERGER, WAS 90 SWISS FRANCS PER SHARE) ON EITHER OF (i) THE DATE OF THE EXECUTION OF THE PURCHASE AGREEMENT FOR THE JOMED EQUITY OFFERING (THE "PURCHASE AGREEMENT") OR (ii) ON THE FIRST TRADING DAY IMMEDIATELY PRIOR TO THE CLOSING DATE OF THE PURCHASE AGREEMENT, AS SUCH DATE IS DEFINED IN THE PURCHASE AGREEMENT. SEE SECTIONS 11 AND 15.

     For purposes of the Offer, "on a fully diluted basis" means, as of any time, on a basis that includes the number of Shares that are actually issued and outstanding plus the maximum number of Shares that the Company may be required to issue pursuant to obligations under stock options, warrants and other rights including restricted stock grants or securities convertible into shares of Company Common Stock, whether or not currently exercisable.

     The Company has represented to JOMED that, as of August 18, 2000, 17,844,098 shares were issued and outstanding (excluding shares held by EndoSonics in treasury), 3,341,748 shares were issuable upon options outstanding under the Company's stock option plans and other arrangements, no shares of the Company's preferred stock were issued and outstanding, and 1,131,594 shares were issued and held in the treasury of the Company. Accordingly, the Minimum Condition will be satisfied if 10,324,824 shares are tendered in the Offer and not properly withdrawn, which when added to the 268,100 shares held by JOMED and/or the Purchaser, would represent at least a majority of the shares outstanding on a fully-diluted basis. See Section 11.

     The Merger Agreement provides that promptly upon the purchase of and payment for not less than a majority of the outstanding Shares by JOMED or any of its subsidiaries pursuant to the Offer, JOMED shall be entitled to designate for appointment or election to the Company's Board of Directors, upon written notice to the Company, such number of directors, rounded up to the next whole number, on the Board of Directors such that the percentage of its designees on the Board shall equal the percentage of the Shares beneficially owned by JOMED and its affiliates. In furtherance thereof, the Company shall, upon request of the Purchaser, use its best efforts promptly to cause JOMED's designees to be so elected to the Company's Board of Directors, and in furtherance thereof, to the extent necessary, increase the size of the Board of Directors or use its best efforts to obtain the resignation of such number of its current directors as is necessary to give effect to the foregoing provision. At such time, the Company shall also, upon the request of the Purchaser, use its best efforts to cause Persons designated by JOMED to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. The Merger Agreement provides that, until the Effective Time, the Board of Directors of the Company will have at least three directors who are directors of the Company on the date of the Merger Agreement. See Section 11.

     The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. JOMED and the Purchaser have agreed to vote their Shares in favor of the approval and adoption of the Merger Agreement. See
Section 11.

     This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                                THE TENDER OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted under Section 4. The term "Expiration Date" means 12:01 a.m., New York City time, on Tuesday, September 19, 2000, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

     The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15. Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Condition). If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to
(i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

     Under the terms of the Merger Agreement, the Purchaser may not, without the prior written consent of the Company: (i) waive the Minimum Condition and (ii) change the form of consideration to be paid, decrease the Offer Price, decrease the number of shares of Company Common Stock sought in the Offer, add to or modify, in a manner adverse to the stockholders of the Company, the conditions to the Offer set forth in Section 15 hereof, or (except as provided in the next paragraph) change the expiration date of the Offer.

     Subject to the terms of the Merger Agreement, the Purchaser may, without the consent of the Company, extend the expiration date of the Offer: (i) for up to five additional business days; (ii) from time to time after the time period in clause (i) if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer will not have been satisfied or waived, until such conditions are satisfied or waived; (iii) for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission ("SEC") or the staff thereof applicable to the Offer or any period required by applicable law; or (iv) for up to 10 additional business days, if, immediately prior to the scheduled or extended expiration date of the Offer, the Shares tendered and not withdrawn pursuant to the Offer constitute more than 80% and less than 90% of the outstanding Shares, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer. If any of the conditions to the Offer is not satisfied or waived on any scheduled or extended expiration date of the Offer, the Purchaser will extend the Offer, if the condition or conditions could reasonably be expected to be satisfied, from time to time until such conditions are satisfied or waived, provided that the Purchaser will not be required to extend the Offer beyond November 15, 2000. Any extension under the circumstances described in (ii), (iii) or (iv) above will not exceed that number of days that the Purchaser reasonably believe is necessary to cause the conditions of the offer to be satisfied.

     The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the same day as the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by (i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer and (ii) the terms of the Merger Agreement, which require that the Purchaser pay for Shares that are tendered pursuant to the Offer as soon as permitted after the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days may be required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15, the Purchaser will accept for payment and will pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 16.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 1 hereof, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tenders. In order for a stockholder validly to tender Shares pursuant to the Offer, either (1) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or
(2) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if the Shares are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program, the Nasdaq National Market Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

     (1) such tender is made by or through an Eligible Institution;

     (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

     (3) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

     In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) is received by the Depositary.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, RECEIPT OF A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of JOMED, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price for Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-corporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 19, 2000.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 hereof, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of JOMED, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 hereof.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code and who do not own directly or through attribution 50% or more of the stock of the Company. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE

MERGER, ON A BENEFICIAL HOLDER OF SHARES, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

     The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

     A stockholder whose Shares are purchased in the Offer may be subject to 31% backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares trade on the Nasdaq National Market ("Nasdaq") under the symbol "ESON." The following table sets forth, for the periods indicated, the high and low sale prices per Share as well as the dividends paid to stockholders for the periods indicated. Share prices are as reported on the Nasdaq based on published financial sources.

                                                                      COMMON STOCK
                                                              ----------------------------
                                                              HIGH      LOW      DIVIDENDS
                                                              ----      ---      ---------
Fiscal Year 1998:
  First Quarter.............................................  $10 3/4   $7 15/16    --
  Second Quarter............................................   10 1/2    5          --
  Third Quarter.............................................    9 7/8    4          --
  Fourth Quarter............................................   10        4          --
Fiscal Year 1999:
  First Quarter.............................................  $12 11/16 $6          --
  Second Quarter............................................    8 3/4    4 1/4      --
  Third Quarter.............................................    9 3/8    6 15/16    --
  Fourth Quarter............................................    8 3/4    3          --
Fiscal Year 2000:
  First Quarter.............................................  $ 7 7/8   $4 1/8      --
  Second Quarter............................................    6 3/8    3 3/4      --
  Third Quarter (through August 18, 2000)...................   10 3/4    5 1/4      --

     On August 4, 2000, the last full day of trading before the public announcement of the execution of the Merger Agreement, the last reported sale price of the Shares on the Nasdaq was $7 3/16 per Share. On August 18, 2000, the last full day of trading before the commencement of the Offer, the last reported sale price of the Shares on the Nasdaq was 10 5/8 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. EndoSonics is a Delaware corporation with its principal offices located at 2870 Kilgore Road, Rancho Cordova, California 95670. The telephone number of the Company is (916) 638-8008. According to the Company's Form 10-K for the fiscal year ended December 31, 1999 (the "1999 10-K"), the Company has been engaged primarily in the research and development, marketing and selling of devices for the diagnosis and treatment of cardiovascular disease. Since 1991, a majority of the Company's net revenue has been derived from sales of its IVUS coronary imaging systems and catheters. In July 1997, the Company acquired Cardiometrics Corporation, adding a product portfolio of cardiovascular functional measurement devices. In August 1998, Company acquired Navius Corporation, which added a line of therapeutic angioplasty balloon catheters and other therapeutic products under development.

     Certain Projected Financial Data of the Company. Prior to entering into the Merger Agreement, representatives of JOMED conducted a due diligence review of the Company and in connection with such review received certain projections of the Company's future operating performance. The Company does not in the ordinary course publicly disclose projections and these projections were based on numerous assumptions made by the Company's management, including, among others, unit sales, engineering costs, capital expenditures, depreciation and amortization and cost savings as well as industry performance and general business, economic, market and financial conditions, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove to be accurate. These projections do not give effect to the Offer or the potential combined operations of JOMED and the Company or any changes that may be made to the Company's operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving the EndoSonics stockholders access to the material financial projections prepared by the Company's management that were made available to JOMED in connection with its due diligence investigation.

     IT IS THE UNDERSTANDING OF JOMED AND THE PURCHASER THAT THE PROJECTIONS SET FORTH BELOW WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO JOMED IN CONNECTION WITH ITS EVALUATION OF A BUSINESS TRANSACTION WITH THE COMPANY. THE PROJECTIONS DO NOT PURPORT TO PRESENT OPERATIONS IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND THE COMPANY'S INDEPENDENT AUDITORS HAVE NOT EXAMINED OR COMPILED THE PROJECTIONS PRESENTED HEREIN AND ACCORDINGLY ASSUME NO RESPONSIBILITY FOR THEM. THESE PROJECTIONS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF JOMED, THE PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF JOMED, THE PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY PERSON REGARDING THE ACTUAL PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS, AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

                             ENDOSONICS CORPORATION
                                ($ IN MILLIONS)

                                                     PROJECTED FYE DECEMBER 31,
                                      --------------------------------------------------------
                                        2000        2001        2002        2003        2004
                                      --------    --------    --------    --------    --------
Net Sales...........................      57.9        75.1        96.7       131.2       163.7
Gross Profit........................      29.4        41.3        57.0        81.3       103.1
EBIT................................      (1.9)        3.5        11.3        21.9        32.8
Net Income..........................      (1.3)        4.0        12.0        23.1        25.4

     The Company's financial projections are based upon the number of interventional procedures, reimbursement rates, competitive factors and the Company's historical performance in four market places: United States, Europe, Japan and rest of the world. In addition to the considerations above, forecasted net sales also consider the prevailing average selling prices and distribution organizations in each marketplace. Gross profit reflects the revenue mix in each period and assumes average selling prices deteriorate over time mitigated by cost reductions achieved through efficiencies and increased production volumes. EBIT includes selling, general and administrative expenses ("SG&A"), research and development ("R&D") and amortization of intangible assets. SG&A is projected to increase in absolute dollars but decline as a percentage of net sales from 36.0% in calendar year 2000 to 32.0% in calendar year 2004. R&D is also forecasted to increase in absolute dollars but decline as a percentage of sales from 14.6% in calendar year 2000 to 10.0% in calendar year 2004. Net income reflects the benefits of the Company's $52 million net operating loss carryforward.

     Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

8. CERTAIN INFORMATION CONCERNING JOMED AND THE PURCHASER.

     General. JOMED is a corporation organized under the laws of The Netherlands with its principal offices located at Drottninggatan 94, S-25 21 Helsingborg, Sweden. The telephone number of JOMED is +46-42-490-6000. JOMED designs, develops, manufactures and markets medical devices for minimally invasive therapy, including interventional cardiology and interventional radiology and other minimally invasive cardiovascularsurgical procedures. JOMED's products are aimed at providing alternatives to drug therapy and highly invasive surgical treatments of vascular diseases. Its product offerings include a range of coronary and peripheral stents, stent grafts, angioplasty balloons and catheters. JOMED markets its products in over 60 countries through a direct sales force and a network of distributors. In addition, JOMED is developing new products for cardiac assist and minimally invasive cardiovascular surgery.

     The Purchaser is a Delaware corporation with its principal offices located at Drottninggatan 94, S-252 21 Helsingborg, Sweden. The telephone number of the Purchaser is +46-42-490-6000. The Purchaser is a wholly owned subsidiary of JOMED. The Purchaser has not carried on any activities other than in connection with the Merger Agreement.

     The name, citizenship, principal business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of JOMED and the Purchaser and certain other information are set forth in Schedule I hereto.

     As of August 18, 2000, JOMED owned 268,100 Shares which represent approximately 1.5% of all issued and outstanding Shares.

     Except as described above, (1) none of JOMED, the Purchaser nor, to the best knowledge of JOMED and the Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of JOMED or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares, and (2) none of JOMED, the Purchaser nor, to the best knowledge of

JOMED and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement, none of JOMED, the Purchaser nor, to the best knowledge of JOMED and the Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

     In December 1998, the Company and JOMED entered into an agreement for exclusive distribution of certain EndoSonics products into specified European and Middle Eastern countries (the "1998 Distribution Agreement"). Also in December 1998, the Company and JOMED entered into an IVUS guided stent delivery system agreement that called for the development of a JOMED balloon and stent incorporated into a modular EndoSonics IVUS catheter (the "Stent Delivery System Agreement"). Under the terms of the Stent Delivery System Agreement, the Company was required to supply subassemblies to JOMED which would complete the manufacturing process and distribute the resulting product in the territory which was defined as certain European and Middle Eastern countries. In certain countries within the territory, the Company could distribute exclusively or jointly with JOMED. On August 27, 1999, the Company informed JOMED in writing of breaches of certain operational obligations by JOMED under the terms of both the 1998 Distribution Agreement and the Stent Delivery System Agreement. Following JOMED's failure to cure the breaches under the 1998 Distribution Agreement noted in the August 27, 1999 written notice, the 1998 Distribution Agreement was terminated on October 1, 1999. Following JOMED's failure to cure the breaches under the Stent Delivery System Agreement noted in the August 27, 1999 written notice, the Stent Delivery System Agreement was terminated on November 5, 1999. During the fourth quarter of 1999, the Company and JOMED agreed on a payment schedule for JOMED to pay its outstanding invoices as well as on a financial arrangement with regard to the mutual losses incurred in connection with the terminated Stent Delivery System Agreement. Subsequently, in December 1999, a new distribution agreement was restructured between JOMED and the Company to provide more specific metrics regarding performance and was implemented in December 1999 (the "Master Distribution Agreement"). Also in December 1999, JOMED satisfied its outstanding payment obligations to the Company.

     Except as set forth above, none of JOMED, the Purchaser nor, to the best knowledge of JOMED and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between JOMED or any of its subsidiaries or, to the best knowledge of JOMED, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     None of the persons listed in Schedule I hereto has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I hereto has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Financial Information. Set forth below are certain selected summary information of JOMED. Unless otherwise stated, all financial data of JOMED for the years ended 1998 and 1999 herein are based on the audited consolidated financial statements of JOMED, and the financial data of JOMED for the six months ended June 30, 1999 and 2000 are based on the unaudited consolidated financial statements of JOMED, all of which are prepared in accordance with International Accounting Standards (IAS). The financial data for the years ended 1996 and 1997 are based on the unaudited pro forma consolidated financial statements for those years which were prepared in accordance with IAS, subject to certain exceptions discussed below.

     The following table presents selected historical consolidated financial information for JOMED. JOMED in its present form came into existence with the acquisition by the group's holding company, JOMED N.V., of the shares of the group's subsidiaries on April 2, 1998 for in-kind contributions. The unaudited pro forma consolidated statements have been prepared for comparison purposes only for the period from January 1, 1996 to December 31, 1997 as if JOMED had already existed at the start of the periods. In the balance sheet of JOMED N.V., in-kind acquisitions of the shareholdings in the subsidiaries have been reflected retroactively as at January 1, 1996 at their book value on April 2, 1998. Consolidation has been achieved by offsetting investments in subsidiaries against the fair market value of the underlying net assets of the subsidiaries at the date of acquisition. The resulting difference has been recognized as goodwill and been amortized over an estimated useful life of 20 years. This is not in accordance with international accounting standards which would not permit recognition of goodwill prior to the date on which control of the subsidiaries passed to the parent company. With this exception and with the exception of the non-presentation of a pro forma statement of changes in stockholders' equity and of changes in cash flows, the unaudited pro forma financial statements have been prepared in accordance with IAS. In the opinion of management, these departures from IAS are necessary to ensure the comparability of the pro forma financial statements with those presented in the audited financial statements. All amounts are in Euros.

                                   SIX MONTHS ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                   -------------------------   -------------------------------------------------
                                                                                          1997          1996
                                      2000          1999         1999        1998       PRO FORMA     PRO FORMA
                                   (UNAUDITED)   (UNAUDITED)   (AUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)
                                   -----------   -----------   ---------   ---------   -----------   -----------
                                           (E '000)                               (E '000)
INCOME STATEMENT
Net sales........................     29,859        19,823       43,723      25,502       15,216        6,284
Cost of goods sold...............     (4,081)       (5,021)      (7,623)     (3,078)      (1,866)      (1,131)
                                     -------       -------      -------     -------      -------       ------
GROSS PROFIT.....................     25,778        14,802       36,100      22,424       13,350        5,153
Operating costs and expenses.....    (21,393)      (12,727)     (31,793)    (16,436)     (11,548)      (4,349)
                                     -------       -------      -------     -------      -------       ------
OPERATING INCOME.................      4,385         2,075        4,307       5,988        1,802          804
Other expenses, net..............       (382)         (549)      (1,193)       (329)         (90)         (48)
                                     -------       -------      -------     -------      -------       ------
INCOME BEFORE INCOME TAXES.......      4,003         1,526        3,114       5,659        1,712          756
                                     -------       -------      -------     -------      -------       ------
NET INCOME.......................      2,612           940        2,134       2,983          861          441
                                     =======       =======      =======     =======      =======       ======

                                        AS OF JUNE 30,                        AS OF DECEMBER 31,
                                   -------------------------   -------------------------------------------------
                                                                                          1997          1996
                                      2000          1999         1999        1998       PRO FORMA     PRO FORMA
                                   (UNAUDITED)   (UNAUDITED)   (AUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)
                                   -----------   -----------   ---------   ---------   -----------   -----------
                                           (E '000)                               (E '000)
BALANCE SHEET DATA
Total current assets.............    139,031        26,411       37,992      13,533       6,063         2,959
Total long-term assets...........     66,850        23,114       27,836      16,338      12,507        11,865
Total current liabilities........    (27,043)      (16,214)     (28,997)    (13,414)     (6,588)       (3,415)
Total long-term liabilities......    (19,119)      (17,767)      (1,366)       (636)       (140)            0
                                     -------       -------      -------     -------      ------        ------
TOTAL SHAREHOLDERS' EQUITY.......    159,719        15,544       35,465      15,821      11,842        11,409
                                     =======       =======      =======     =======      ======        ======
TOTAL ASSETS.....................    205,881        49,525       65,828      29,871      18,570        14,824
                                     =======       =======      =======     =======      ======        ======

9. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Purchaser to purchase Shares pursuant to the Offer and the Merger is estimated to be approximately $208,000,000 plus any related transaction fees and expenses. The Purchaser will obtain such funds from JOMED. On August 4, 2000, JOMED and Credit Suisse First Boston (Europe) Limited ("CSFB Europe") signed a commitment letter pursuant to which CSFB Europe agreed, subject to the satisfaction of certain conditions, to, among other things, provide $150,000,000 through an offering of JOMED's ordinary shares (the "JOMED Equity Offering"). JOMED expects to fund $150,000,000 of its cash contribution from the JOMED Equity Offering, with the remainder expected to come from JOMED's existing resources and internally generated funds, including short-term borrowing in the ordinary course of business. JOMED expects to close the JOMED Equity Offering on September 19, 2000.

     JOMED expects the consummation of the JOMED Equity Offering to be subject to a number of conditions including, but not limited to, that:

     - all of the conditions for the closing of the Offer shall have been satisfied in the reasonable judgment of CSFB Europe (in such capacity, the "Global Coordinator" for the JOMED Equity Offering);

     - the Global Coordinator shall have received on or by the closing for the JOMED Equity Offering the opinions of counsel and letters from accountants specified in the purchase agreement for the JOMED Equity Offering (the "Purchase Agreement");

     - the SWX Swiss Exchange shall have approved the JOMED Ordinary Shares to be issued in the JOMED Equity Offering for listing on the SWX New Market of the SWX Swiss Exchange or, prior to the date of the Purchase Agreement, no order suspending the public offering of the shares shall have been issued and no proceedings for any such purpose shall have been instituted or contemplated by the SWX Swiss Exchange or any other governmental or self-regulatory agency or body;

     - the Purchase Agreement for the JOMED Equity Offering shall not have been terminated by the Global Coordinator as a result of (a) the closing price of the JOMED Ordinary Shares on the SWX Swiss Exchange being less than
       (i) 42 Swiss Francs or (ii) one-half of the closing price of the JOMED Ordinary Shares on the SWX Swiss Exchange on the first trading day following the announcement of the Offer and the Merger (the closing price of the JOMED Ordinary Shares on August 7, 2000, the first trading day after the announcement of the Offer and the Merger, was 90 Swiss Francs per share) on either of (i) the date of the execution of the Purchase Agreement or (ii) on the first trading day immediately prior to the closing date of the Purchase Agreement, as such date is defined in the Purchase Agreement, (b) trading generally shall have been suspended or materially limited on or by, as the case may be, the SWX Swiss Exchange (whether on the SWX New Market segment or otherwise), (c) a general moratorium on commercial banking activities shall have been declared by authorities in either Switzerland or The Netherlands, (d) there shall have occurred a general crisis in international exchange markets or (e) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, whether or not foreseeable, that, in the judgment of the Global Coordinator, is material and adverse and, in the case of any of the foregoing events, such event, singly or together with any other such event, makes it, in the judgment of the Global Coordinator after consultation with the JOMED, impracticable to market the JOMED Ordinary Shares as contemplated through the JOMED Equity Offering; and

     - the Merger Agreement shall not have been terminated in accordance with its terms;

as well as other customary equity offering conditions.

     No alternative financing plans or arrangements have been made in the event JOMED is unable to consummate the JOMED Equity Offering in connection with the Offer and the Merger. The Purchaser will not be obligated to accept Shares for payment pursuant to the Offer if the Financing Condition has not been satisfied.

     In connection with the JOMED Equity Offering, JOMED expects that it will agree to customary indemnification of the Global Coordinator, including indemnifying and holding harmless the Global Coordinator from and against any and all claims, actions, suits, liabilities, losses damages and expenses arising out of the JOMED Equity Offering and the transactions contemplated thereby.

10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

     In the fall of 1997, the Company's senior management and the Board of Directors began to examine the Company's strategic position in the interventional cardiology market in light of, among other things, the upcoming expiration of some of the Company's key distribution agreements, the ongoing healthcare reform and the continued emergence of managed care organizations in the United States, the increasing pressure on healthcare providers and other participants in the healthcare industry to reduce costs and, in light of this general market environment, the Company's prospects for continued growth as a manufacturer of stand-alone diagnostic products. Senior management and the Board of Directors determined that the Company should take action to explore strategic alternatives that would enable the Company to integrate its diagnostic technology with therapeutic modalities in a single product platform that would increase demand for the Company's core diagnostic technology.

     At a regularly scheduled Board of Directors meeting on November 3, 1997, Reinhard Warnking, the Company's President and Chief Executive Officer, raised the possibility of pursuing strategic partnerships and other alternative business ventures and combinations designed to enable the Company to integrate its diagnostic technology with therapeutic modalities in a single product platform. Representatives from U.S. Bancorp Piper Jaffray, the Company's financial advisor, were also in attendance at the meeting. At the conclusion of the meeting, the Board of Directors authorized Mr. Warnking to explore strategic alternatives and to engage U.S. Bancorp Piper Jaffray to assist in this process.

     Following the November 3, 1997 Board of Directors meeting, between November 3, 1997 and the end of April, 1998, the Company's senior management made preliminary contacts with several leading interventional cardiology companies to explore strategic options for the Company. Of the companies contacted by the Company, several received information about the Company prepared by management. After significant due diligence by several parties, none of the companies contacted by management expressed an interest in entering into a business combination with the Company at that time.

     In April 1998, the Company terminated its exclusive distribution agreement with Cordis Corporation, a unit of Johnson & Johnson, due to a decline in orders of the Company's products from Cordis in the United States, Europe and certain other territories and the anticipated inability of Cordis to meet the minimum agreed-upon sales performance milestones for these territories. Subsequently, the Company established a direct sales force in the United States and Germany and, in December 1998, entered into the 1998 Distribution Agreement with JOMED that granted JOMED exclusive distribution rights with respect to certain of the Company's products in specified European and Middle Eastern countries. Also in December 1998, the Company and JOMED entered into the Stent Delivery System Agreement that called for the development of a JOMED balloon and stent incorporated into a modular EndoSonics IVUS catheter.

     In June 1999, Mr. Peters contacted Mr. Warnking and requested a meeting to discuss JOMED's potential acquisition of the Company. On June 29, 1999, Mr. Warnking and representatives from U.S. Bancorp Piper Jaffray met with Mr. Peters and representatives from CSFB, JOMED's financial advisor in New York, New York. At this meeting, the parties discussed several proposed alternative transaction structures.

     After the June 29, 1999 meeting in New York, Messrs. Warnking and Peters and representatives from U.S. Bancorp Piper Jaffray and CSFB continued to discuss a potential business combination between the Company and JOMED. In late September 1999, Mr. Peters called Mr. Warnking and told him he was not interested in pursuing a business combination at that time.

     On October 4, 1999, the Company announced its operating results for the quarter ended September 30, 1999. The Company reported revenue of $10.5 million for the quarter, compared to $14.0 million for the prior quarter, a decrease of 24.8%. The Company stated that revenue for the quarter was lower than anticipated primarily as a result of a substantial decline in orders from the prior quarter from JOMED, which at the time was the Company's principal distributor in Europe, and that as a result of JOMED's failure to honor its payment obligations, the Company had terminated the 1998 Distribution Agreement.

     The Stent Delivery System Agreement was terminated on November 5, 1999.

     In December 1999, a new distribution agreement was restructured between JOMED and the Company to provide more specific metrics regarding performance and was implemented in December 1999 (the "Master Distribution Agreement"). Also in December 1999, JOMED satisfied its outstanding payment obligations to the Company.

     JOMED's ordinary shares commenced trading on the SWX Swiss Exchange on April 19, 2000 and the related initial public offering was completed on April 26.

     On May 25, Messrs. Warnking and Peters met at the European Transcatheter Conference in Paris, France. Dr. Hans P. de Weerd, Senior Advisor to the Company, and Antti Ristinmaa, Vice President, Finance and Chief Financial Officer of JOMED, were also in attendance. Messrs. Warnking and Peters reinitiated their discussions concerning a potential business combination between the Company and JOMED.

     On May 29, Messrs. Warnking and de Weerd met with Mr. Peters and other senior management of JOMED in Rangendingen, Germany and Beringen, Switzerland. Mr. Peters proposed a business combination pursuant to which the Company would be acquired by and merged with and into JOMED, and discussion ensued.

     On May 31, Mr. Peters contacted Mr. Warnking by telephone to continue these discussions. After speaking with Mr. Peters, Mr. Warnking contacted U.S. Bancorp Piper Jaffray, and representatives from U.S. Bancorp Piper Jaffray contacted representatives from CSFB later that day and continued these merger discussions.

     Between May 31 and June 15, Messrs. Warnking and Peters and representatives from U.S. Bancorp Piper Jaffray and CSFB continued these discussions telephonically. Preliminary discussions concerning the appropriate valuation of the Company also ensued.

     On June 16, the Company's Board of Directors held a special telephonic meeting, at which all members of the Board of Directors except Thomas J. Cable were present, as well as U.S. Bancorp Piper Jaffray and representatives from Latham & Watkins, legal counsel to the Company ("Latham"). At this meeting, Mr. Warnking updated the Board of Directors on the status of his discussions with Mr. Peters, and discussion ensued regarding the history of the Company's relationship with JOMED, the strategic reasons for the combination of the Company with JOMED and the appropriate valuation of the Company in the proposed transaction. The Board of Directors authorized Mr. Warnking and U.S. Bancorp Piper Jaffray to continue their discussions with Mr. Peters and CSFB, to commence due diligence with JOMED and to negotiate and enter into a confidentiality agreement.

     On or about June 19, the financial advisors for a public medical device company ("Company A") contacted Mr. Warnking and requested a meeting. On June 23, Mr. Warnking and Jeffrey Elder, Senior Vice President and Chief Financial Officer of the Company, met with representatives from Company A and Company A's financial advisors at the Company's headquarters in Rancho Cordova, California and commenced discussions concerning a potential business combination between the Company and Company A.

     On June 26, Mr. Peters and other members of JOMED's senior management met with Mr. Warnking and other members of the Company's senior management at the Company's headquarters in Rancho Cordova, California to commence due diligence, and the Company and JOMED executed the Confidentiality Agreement. The Confidentiality Agreement included, among other provisions, two-year standstill and employee non-solicitation agreements by JOMED in favor of the Company. On June 27, two members of JOMED's senior management met with the general manager of the Company's manufacturing facilities in San Diego, California and Mr. de Weerd to conduct further operational and business due diligence.

     On June 29, Messrs. Warnking and de Weerd traveled to Company A's headquarters and met with Company A's Chairman and Chief Executive Officer and other members of Company A's senior management. On June 30, Messrs. Warnking and de Weerd and a representative from U.S. Bancorp Piper Jaffray met with Company A's Chairman and Chief Executive Officer and other members of Company A's senior management at Company A's headquarters to continue discussions concerning a potential business combination between the Company and Company A. Preliminary discussions concerning the appropriate valuation of the Company also ensued, and Company A's representatives orally proposed to acquire the Company in a stock-for-stock merger transaction that would be accounted for as a pooling of interests.

     On July 3, the Company's Board of Directors held a special telephonic meeting, at which all members of the Board of Directors were present, as well as representatives from U.S. Bancorp Piper Jaffray and Latham. At this meeting, Mr. Warnking updated the Board of Directors on the status of his discussions with both JOMED and Company A, and discussion ensued regarding the relative merits of a transaction with JOMED versus a transaction with Company A, strategic considerations weighing in favor of each alternative transaction and the appropriate valuation of the Company in the proposed transactions. At the conclusion of the meeting, the Board of Directors authorized Mr. Warnking and U.S. Bancorp Piper Jaffray to continue discussions with both parties.

     On July 5, representatives from Company A again traveled to the Company's headquarters in Rancho Cordova, California and continued financial, operational and legal due diligence. On July 6, representatives from Company A performed additional operational due diligence at the Company's manufacturing facilities in San Diego, California.

     On July 7, Mr. Warnking again met with Company A's management at Company A's headquarters to continue negotiations and discussions with Company A.

     On July 7, Mr. Warnking received a letter from Mr. Peters containing an offer to purchase all of the outstanding shares of the Company's common stock for a price of $10.50 per share in cash. The letter indicated that the transaction would be structured as a cash tender offer for all of the shares of the Company's common stock followed by a merger of the Company with and into a wholly owned subsidiary of JOMED, with the Company surviving the merger as a wholly owned subsidiary of JOMED. The purchase offer was subject to JOMED's completion of additional due diligence, approval of the Company's Board of Directors and JOMED's board of directors, execution of a definitive agreement and the receipt of certain standard governmental, regulatory and third-party approvals. The offer letter also stated that the transaction would be financed from JOMED's current resources and a follow-on equity offering, but that in any event, any offer made by JOMED would not be contingent upon JOMED obtaining third-party financing.

     On July 9, representatives from Company A's financial advisors informed U.S. Bancorp Piper Jaffray that Company A was not in a position to propose a transaction that would be superior to the JOMED proposal.

     On July 10, the Company's Board of Directors held a special telephonic meeting, at which all members of the Board of Directors were present, as well as representatives from U.S. Bancorp Piper Jaffray and Latham. At this meeting, Mr. Warnking presented JOMED's proposal to the Board of Directors, and discussion ensued as to the merits of JOMED's proposal. The Board of Directors noted that JOMED's proposal was at a price that was in excess of the range of prices that had been discussed with Company A, that JOMED's offer was for cash rather than stock and that JOMED's offer was not contingent on JOMED's receipt of third-party financing, and the Board of Directors authorized management to pursue negotiations with JOMED on an expedited basis. After the meeting, Mr. Warnking sent a letter to Mr. Peters in response to JOMED's offer letter, responding to certain due diligence questions and other issues related to JOMED's proposal. In addition, representatives from U.S. Bancorp Piper Jaffray held several telephonic conversations with CSFB to discuss the valuation cited in JOMED's proposal.

     On July 12, Mr. Warnking received another letter from Mr. Peters containing an offer to purchase all of the outstanding shares of the Company's common stock for a price of $11.00 per share in cash. The offer letter indicated that the transaction would be structured as a cash tender offer for all of the shares of the Company's common stock followed by a merger of the Company with and into a wholly owned subsidiary of JOMED, with the Company surviving the merger as a wholly owned subsidiary of JOMED. The purchase offer was subject to JOMED's completion of additional confirmatory due diligence, approval of the Company's Board of Directors and JOMED's board of directors and execution of a definitive agreement, subject to customary closing conditions. The offer letter again stated that the transaction would be financed from JOMED's current resources and a follow-on equity offering, but that in any event, any offer made by JOMED would not be contingent upon JOMED obtaining third-party financing.

     On July 14, the Company's Board of Directors held another telephonic special meeting, at which all directors were present. Representatives from U.S. Bancorp Piper Jaffray and Latham were also in attendance, and U.S. Bancorp Piper Jaffray presented the Board of Directors with an analysis that evaluated the valuation cited in JOMED's proposal. Discussion ensued, and the members of the Board of Directors were given an opportunity to ask additional questions about U.S. Bancorp Piper Jaffray's analysis and the methodology on which it was predicated.

     On July 20 and July 21, representatives from Skadden, Arps, Slate, Meagher & Flom LLP, JOMED's legal counsel ("Skadden"), performed legal due diligence near the Company's headquarters in Rancho Cordova, California.

     On the evening of July 20, Skadden delivered to Latham a proposed draft of a merger agreement, which proposed a cash tender offer followed by a merger. The draft merger agreement also proposed a lock-up option to purchase up to 19.9% of the Company's common stock in the event the Company ultimately decided to enter into an alternative transaction with a third party other than JOMED and gave JOMED the ability to terminate the agreement in the event that JOMED's stock price fell below a certain amount or in the event of a material adverse change in the Company's business between the signing and the closing of the agreement.

     On the afternoon of July 21, Messrs. Warnking and de Weerd and representatives of U.S. Bancorp Piper Jaffray and Latham held a telephonic conference call to discuss the proposed draft of the merger agreement and the legal and business issues presented thereby and proposed revisions thereto. Also on the afternoon of July 21, Skadden delivered to Latham a draft of the commitment letter from CSFB to JOMED with respect to JOMED's proposed equity offering.

     On the morning of July 24, the Company's Board of Directors held a regular meeting at the Company's headquarters in Rancho Cordova, California. All members of the Board of Directors attended the meeting either in person or by telephone, and representatives from U.S. Bancorp Piper Jaffray and Latham were also in attendance. Latham presented a summary of the proposed draft of the merger agreement and the comments that were proposed to be delivered to JOMED's counsel in response thereto. Particular emphasis was given to the inclusion of language in the proposed draft that gave JOMED the ability to terminate the merger agreement in the event that JOMED's stock price fell below a certain amount. The Board of Directors received a presentation by Latham concerning the Board's fiduciary obligations in considering such a transaction, and the Board of Directors authorized Mr. Warnking, U.S. Bancorp Piper Jaffray and Latham to negotiate a definitive merger agreement with JOMED, CSFB and Skadden.

     On the afternoon of July 24, Latham delivered comments on the proposed draft of the merger agreement to JOMED's counsel. Comments on the proposed draft of the merger agreement included, among other things, deletion of the proposed language that gave JOMED the ability to terminate the merger agreement in the event that JOMED's stock price fell below a certain amount, deletion of the proposed lock-up option to purchase up to 19.9% of the Company's common stock in the event the Company ultimately decided to enter into an alternative transaction with a third party other than JOMED, and revisions to the termination provisions, conditions to the Offer, the non-solicitation covenant and fees and expenses payable upon termination of the merger agreement.

     A due diligence meeting was held on July 26, 2000 involving JOMED's senior management and JOMED's financial advisors.

     On July 26, Messrs. Warnking, de Weerd, Elder and Peters and representatives from U.S. Bancorp Piper Jaffray, CSFB, Latham and Skadden met at Skadden's offices in New York, New York to discuss and negotiate the proposed draft merger agreement. At the meeting, much of the discussion focused on the inclusion of the proposed language that gave JOMED the ability to terminate the merger agreement in the event that JOMED's stock price fell below a certain amount, as well as additional conditions to the Offer many of which (but not all) were also conditions to the JOMED Equity Offering, that were proposed by JOMED at this meeting. Following the negotiations, on the evening of July 26, the Company's Board of Directors held another telephonic special meeting relating to JOMED's financing of the Offer. Representatives from U.S. Bancorp Piper Jaffray and Latham were also in attendance and updated the Board of Directors on the status of the merger agreement negotiations. The Board of Directors authorized Mr. Warnking, U.S. Bancorp Piper Jaffray and Latham to continue to negotiate a definitive merger agreement with JOMED, CSFB and Skadden. The Board of Directors also instructed Mr. Warnking to contact Company A to determine whether the status of Company A's interest had changed. A representative of the Company contacted Company A and was informed that Company A's interest had not changed.

     On July 27, Skadden distributed a revised draft of the merger agreement to Latham. The revised draft omitted the 19.9% lock-up option, but still contained reference to the additional conditions to the Offer that were raised in the July 26 meeting in New York. The revised draft also proposed a termination fee of $8 million plus JOMED's expenses, with respect to which the revised draft proposed a cap of $3 million. After conferring with the Company and U.S. Bancorp Piper Jaffray, Latham transmitted additional comments on the revised draft of the merger agreement to Skadden on July 28.

     On July 31, U.S. Bancorp Piper Jaffray contacted CSFB to discuss the status, timing and likelihood of success of JOMED's proposed equity offering. Throughout the week of July 31, U.S. Bancorp Piper Jaffray continued to perform financial and operational due diligence on JOMED.

     On July 31, Mr. de Weerd met with Mr. Ristinmaa near JOMED's administration headquarters in Sweden to discuss the extent of JOMED's proposed financing contingency in the draft of the merger agreement and various ways to resolve the outstanding issues in connection therewith.

     On July 31 and August 1, a representative from JOMED's independent public accountants performed financial and accounting due diligence on the Company at the Company's headquarters in Rancho Cordova, California.

     On July 31 and August 1, a representative from the Company's independent auditors interviewed JOMED's independent public accountants near JOMED's administration headquarters in Sweden. On August 1, the representative met with Mr. Ristinmaa near JOMED's administration headquarters in Sweden.

     On August 2, representatives of the Company, JOMED, Latham and Skadden held a number of telephonic conference calls during the course of which outstanding issues on the draft merger agreement were discussed. In particular, outstanding issues regarding financing conditions were resolved and the termination fee was reduced from $8 million plus $3 million of expenses to $7 million including expenses, which remained capped at $3 million.

     On August 3, 2000, JOMED's board of directors held a special meeting to consider the terms of the proposed acquisition of EndoSonics. Members of JOMED's management and JOMED's financial representatives briefed the directors on the status of negotiations concerning the Merger Agreement. Management was directed to continue negotiations, with the understanding that definitive terms of the transaction would be presented to the directors at a subsequent meeting for final consideration and approval.

     In a telephone conversation on August 3, 2000, Mr. Peters informed Mr. Warnking that he believed that he was prepared to submit the transaction to JOMED's board of directors for their final consideration and approval. After further discussions, Mr. Warnking agreed to submit the proposed transaction at $11.00 per share to EndoSonics' Board of Directors for their consideration and approval.

     On August 4, JOMED's board of directors held a regular meeting in Amsterdam, The Netherlands. All members of JOMED's board of directors attended in person, Mr. Ristinmaa attended by telephone, and representatives from CSFB were also in attendance. CSFB presented a summary of the transaction rationale and financial projections of the Company and discussed the timing of a cash tender offer and financing. The JOMED board of directors approved the terms of the Merger Agreement and the financing.

     On August 4, U.S. Bancorp Piper Jaffray held a telephonic conference call with Mr. Ristinmaa to discuss JOMED's results of operations for the quarter ended June 30, JOMED's estimated results of operations for the quarter ending on September 30 and to conduct further financial and operational due diligence on JOMED.

     On August 5, the Company's Board of Directors held a telephonic special meeting at which all directors except Dr. Gregg Stone were present. At this meeting, the Board of Directors considered the final terms of the Offer, the Merger and the Merger Agreement. The terms of the proposed transaction were reviewed with the Company's management and representatives of both Latham and U.S. Bancorp Piper Jaffray. The Board of Directors received and participated in a presentation by Latham with respect to the terms of the proposed transaction and a summary of the Board's fiduciary obligations in considering such a transaction. The Board of Directors also received and participated in a presentation by U.S. Bancorp Piper Jaffray with respect to the financial terms of the proposed transaction.

     At the conclusion of its presentation, representatives of U.S. Bancorp Piper Jaffray delivered the oral opinion of U.S. Bancorp Piper Jaffray to the Board (which was subsequently confirmed in writing) that, as of such date, the offer price of $11.00 per share in cash proposed to be received in the Offer and the Merger by the stockholders of the Company (other than JOMED, Purchaser and its affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such stockholders.

     The Company's Board of Directors, at the August 5 special telephonic meeting, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (3) recommended that the Company's stockholders accept the Offer and tender their Shares thereunder. The entire Board of Directors, including Dr. Gregg Stone, who was not present at the August 5 Board of Directors meeting, reaffirmed the above actions by unanimous written consent dated August 5, 2000.

     Following the approval by the Company's Board of Directors on August 5, Mr. Warnking executed the Merger Agreement and delivered it to JOMED, and Mr. Peters simultaneously delivered an executed copy of the Merger Agreement to the Company.

     On August 6, 2000, JOMED and EndoSonics jointly issued a press release announcing the execution of the Merger Agreement.

     On August 21, 2000, in accordance with the Merger Agreement, the Purchaser commenced the Offer.

11. THE MERGER AGREEMENT.

     General. The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by JOMED and the Purchaser pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act with the SEC in connection with the Offer (the "Schedule TO"). The summary is qualified in its entirety by reference to the Merger Agreement, which is deemed to be incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement.

     The Offer. The Merger Agreement provides for the making of the Offer. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15.

     Directors. The Merger Agreement provides that promptly upon the purchase of and payment for not less than a majority of the outstanding Shares by JOMED or any of its subsidiaries pursuant to the Offer, JOMED shall be entitled to designate for appointment or election to the Company's Board of Directors, upon written notice to the Company, such number of directors, rounded up to the next whole number, on the Board of Directors such that the percentage of its designees on the Board shall equal the percentage of the Shares beneficially owned by JOMED and its affiliates. In furtherance thereof, the Company shall, upon request of the Purchaser, use its best efforts promptly to cause JOMED's designees to be so elected to the Company's Board of Directors, and in furtherance thereof, to the extent necessary, increase the size of the Board of Directors or use its best efforts to obtain the resignation of such number of its current directors as is necessary to give effect to the foregoing provision. At such time, the Company shall also, upon the request of Purchaser, use its best efforts to cause Persons designated by JOMED to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. The Merger Agreement provides that, until the Effective Time, the Board of Directors of the Company will have at least three directors who are directors of the Company on the date of the Merger Agreement (the "Continuing Directors").

     The Merger. The Merger Agreement provides that upon the terms and subject to the conditions set forth therein, at the Effective Time the Purchaser will be merged with and into the Company with the Company being the Surviving Corporation in the Merger. Following the Merger, the separate corporate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation and become a wholly owned subsidiary of JOMED.

     If required by the DGCL, the Company will call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") promptly following consummation of the Offer for the purpose of voting upon the approval of the Merger Agreement. At any such meeting all Shares then owned by JOMED or the Purchaser or any subsidiary of JOMED will be voted in favor of adoption the Merger Agreement.

     Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than Shares owned by JOMED or the Company or any of their respective subsidiaries, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the DGCL) will be converted into the right to receive the Merger Consideration. Stockholders who perfect their dissenters' rights under the DGCL will be entitled to the amounts determined pursuant to such proceedings. See
Section 17.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to JOMED and the Purchaser, including representations relating to the Company's due organization, good standing and corporate power, authorization and validity of the Merger Agreement, the Company's capitalization, necessary consents and approvals, no violations, the Company's reports and financial statements, information to be supplied, the absence of certain events with respect to the Company, litigation, the Company's title to properties and encumbrances on the Company's property, compliance with laws, Company employee benefit plans, taxes, intellectual property, broker's or finder's fees, environmental matters, state takeover statutes, voting requirements and approval by the Company's board of directors, the opinion of the Company's financial advisor, contracts, and products liability.

     Certain representations and warranties in the Merger Agreement made by the Company and JOMED are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement and this Offer to Purchase, the term "Material Adverse Effect" means any event, change, occurrence, effect, fact or circumstance that is materially adverse to (i) the ability of the Company to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby or (ii) the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, provided however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:

     (a) any change in the market price or trading volume of the Company's stock after the date of the Merger Agreement;

     (b) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Merger Agreement;

     (c) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Offer or the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees);

     (d) any adverse change, effect, event, occurrence, state of facts or development related to any action or inaction by JOMED or the Purchaser (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees);

     (e) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which the Company participates, the U.S. economy as a whole or foreign economies in any locations where the Company or any of its subsidiaries has material operations or sales;

     (f) any adverse change, effect, event, occurrence, state of facts or development attributable or relating to (i) out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by the Merger Agreement, or (ii) as a result of the Company's entry into, and as permitted by, the Merger Agreement, the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of the Merger Agreement; or

     (g) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, the Merger Agreement.

     Pursuant to the Merger Agreement, JOMED and the Purchaser have made customary representations and warranties to the Company, including representations relating to their due organization, good standing and corporate power, authorization and validity of the Merger Agreement, their obtaining consents and approvals, no violations, information to be supplied by them, broker's or finder's fees, their ownership of capital stock, their activities prior to the signing of the Merger Agreement and financing.

     Covenants. The Merger Agreement contains various covenants of the parties thereto. A description of certain of these covenants follows:

     Company Conduct of Business Covenants. The Merger Agreement provides that, prior to the Effective Time and except as may be agreed in writing by JOMED, which will not be unreasonably withheld or delayed, or as expressly permitted by the Merger Agreement:

     (a) the Company and its subsidiaries will conduct their respective operations in all material respects only according to their ordinary and usual course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners and others having significant business relationships with them;

     (b) except as disclosed in or expressly contemplated by the Merger Agreement, neither the Company nor any of its subsidiaries will:

         (1) make any change in or amendment to the Company's Certificate of Incorporation or its By-Laws;

         (2) issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure, other than (i) the issuance of Shares upon the exercise of stock options outstanding on the date hereof, in accordance with their present terms, or (iii) issuances by a wholly owned subsidiary of the Company of capital stock to such subsidiary's parent, the Company or another wholly owned subsidiary of the Company;

         (3) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, other than dividends payable by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

         (4) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (A) contemplated by the capital expenditure budget for the Company and its subsidiaries made available to JOMED, (B) incurred in the ordinary course of business of the Company and its subsidiaries and disclosed in the Merger Agreement (the "Capital Budget") or (C) not otherwise described in clauses (A) and (B) which, in the aggregate, do not exceed U.S.$1.0 million;

         (5) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization of division thereof (including any of the Company's subsidiaries) or (B) any assets, including real estate, except (x) purchases of inventory, equipment, other non-material assets in the ordinary course of business consistent with past practice or (y) expenditures consistent with the Company's Capital Budget;

         (6) except in the ordinary course of business consistent with past practice and except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Merger Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, or hire or agree to hire, or enter into any employment agreement with, any new or additional key employee or officer having an annual salary of U.S.$150,000 or more;

         (7) except as required to comply with applicable law or expressly provided in the Merger Agreement, (A) adopt, enter into, terminate or amend any Company Benefit Plan (as defined herein) or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, except to the extent necessary to coordinate any such Company Benefit Plans with the terms of the Merger Agreement, (B) pay any benefit not provided for under any Company Benefit Plan, accelerate the payment, right of payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits, (C) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plans or agreements or awards made thereunder) or (D) except as required by the current terms thereof take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan;

         (8) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets, other than in the ordinary course of business;

         (9) except as required by applicable law or GAAP, make any change in its methods of accounting;

        (10) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger) or any agreement relating to a Takeover Proposal, except as contemplated by the Merger Agreement (see
             "-- No Solicitation")

        (11) (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company, or by such subsidiaries to the Company, or customary loans or advances to employees in accordance with past practice); (v) settle any claims in excess of U.S.$1 million other than in the ordinary course of business, in accordance with past practice, and without admission of liability; or (vi) enter into any material commitment or transaction in excess of U.S.$1 million except in the ordinary course of business;

        (12) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries;

        (13) enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company's or any of its subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of its subsidiaries' activities;

        (14) plan, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries. However, routine employee terminations for cause shall not be considered subject to this provision;

        (15) take any action including, without limitation, the adoption of any shareholder rights plan or amendments to its certificate of incorporation or by-laws (or comparable governing documents), which would, directly or indirectly, restrict or impair the ability of JOMED to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company acquired or controlled by JOMED or the Purchaser or permit any shareholder to acquire securities of the Company on a basis not available to JOMED or the Purchaser in the event that JOMED or the Purchaser were to acquire any additional Shares (subject to the Company's right to take action specifically permitted by the Merger Agreement);

        (16) materially modify, amend or terminate any material contract to which it is a party or waive or assign any of its material rights or claims except in the ordinary course of business consistent with past practice;

        (17) other than in the ordinary course of business consistent with past practice, make any tax election or enter into any settlement or compromise of any tax liability that in either case is material to the business of the Company and its subsidiaries as a whole; or

        (18) agree, in writing or otherwise, to take any of the foregoing actions.

     (c) The Company shall not, and shall not permit any of its subsidiaries to, take any voluntary action that would result in (i) any of its representations and warranties set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material manner having a Material Adverse Effect or (iii) any of the conditions to the Offer set forth in subsections (a), (c),
         (d) and (e) of Annex I of the Merger Agreement (and listed in Section 15 hereof) not being satisfied (subject to the Company's right to take action specifically permitted by the Merger Agreement).

     Confidentiality. The Merger Agreement provides that, prior to the Effective Time and after any termination of the Merger Agreement, each of JOMED and the Company will hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, lenders and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to it or its affiliates in connection with the transactions contemplated by the Merger Agreement, except to the extent that such information can be shown to have been previously known on a nonconfidential basis by such party, in the public domain through no fault of such party or later lawfully acquired by such party from sources other than the other party. However, JOMED and the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors, lenders and agents in connection with the transactions contemplated by the Merger Agreement so long as such party informs such persons of the confidential nature of such information and directs them to treat it confidentially. JOMED and the Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If the Merger Agreement is terminated, JOMED and the Company shall, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, lenders and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its affiliates obtained, or that were obtained on their behalf, from the other party in connection with the Merger Agreement and that are subject to such confidence. The confidentiality agreement dated June 26, 2000 between the JOMED and the Company shall remain in full force and effect.

     Special Meeting; Proxy Statement. Following the purchase of Shares pursuant to the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, will, in accordance with applicable law:

         (i) call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purposes of considering and taking action upon the approval of the Merger and adoption of the Merger Agreement;

         (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement (the "Proxy Statement") and obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with JOMED, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, to be mailed to its stockholders at the earliest practicable date, provided that no amendments or supplements to the Proxy Statement will be made by the Company without consultation with JOMED and its counsel;

     (iii) take all action necessary to solicit from its stockholders proxies, and take all other action necessary and advisable, to secure the vote of stockholders required by applicable law and the Company's Certificate of Incorporation or By-Laws to obtain the approval for the Merger Agreement and the Merger; and

      (iv) unless the Board of Directors of the Company otherwise determines (based on a majority vote of the Board of Directors in its good faith judgment that such other action is necessary to comply with its fiduciary duty to stockholders under applicable law after consulting with outside legal counsel) prior to the Company Shareholder Approval, (x) recommend approval and adoption by its stockholders of the Merger Agreement (the "Company Recommendation"), (y) not amend, modify, withdraw, condition or qualify the Company Recommendation in a manner adverse to JOMED or take any action or make any statement inconsistent with the Company Recommendation and (z) take all lawful action to solicit the Company Shareholder Approval whether or not the Company Recommendation remains in effect.

     JOMED will vote, or cause to be voted, all of the Shares acquired in the Offer or otherwise then owned by it, the Purchaser or any of JOMED's other subsidiaries in favor of the approval and adoption of the Merger Agreement.

     In the event that JOMED, the Purchaser and any other subsidiaries of JOMED acquires in the aggregate at least 90% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise, the parties hereto will, subject to the conditions to the Merger set forth in the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     Reasonable Best Efforts. The Merger Agreement provides that JOMED, the Purchaser and the Company will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by the Merger Agreement, including:

      (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision ("Governmental Authority") and the making of all necessary registrations and filings (including filings with any Governmental Authority, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority;

      (ii) the obtaining of all necessary consents, approvals or waivers from third parties;

     (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of any of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed;

      (iv) the obtaining of the financing contemplated by the JOMED Equity Offering, including the Company's providing financial statements and financial and other business information required to be disclosed by JOMED in connection therewith; and

      (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement; provided, however, that no loan agreement or contract for borrowed money entered into by the Company or any of its subsidiaries shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of JOMED.

     The Merger Agreement provides that the Company shall give prompt notice to JOMED of (i) any representation or warranty made by it contained in the Merger Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect (including in the case of representations or warranties by the Company, the Company receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge of the Company to be or become untrue or inaccurate in any respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement. However, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Merger Agreement. The Company acknowledges that if after the date of the Merger Agreement the Company receives knowledge of any fact, event or circumstance that would cause any representation or warranty that is conditioned as to the knowledge of the Company to be or become untrue or inaccurate in any respect, the receipt of such knowledge shall constitute a breach of the representation or warranty that is so conditioned as of the date of such receipt.

     The Merger Agreement provides that JOMED will, at its expense, engage a nationally-recognized agent to provide information to stockholders of the Company with respect to the Offer and to encourage stockholders to deliver their shares to the designated depositary for the Offer.

     Employee Stock Options and Other Employee Benefits. The Merger Agreement provides that the Company, the Company's Board of Directors and each relevant committee of the Company's Board of Directors shall, effective as of the consummation of the Offer, cause each share of restricted Company Common Stock, including those subject to mandatory resale provisions under Dutch law (collectively, "Restricted Shares"), and each employee, consultant or director option to purchase Shares (collectively, the "Stock Options") which is outstanding immediately prior to the consummation of the Offer under the Company's Restated 1988 Stock Option Plan, the Company's 1998 Stock Option Plan, and the Company's 1999 Nonstatutory Stock Option Plan (including, without limitation, any option originally granted under the Microsound Corporation 1997 Stock Plan), each as amended, all other plans and all individual grants of the Company or its subsidiaries (the "Stock Option Plans") to vest all Restricted Shares and to have all restrictions and mandatory resale provisions lapse (in the case of the Restricted Shares), and (in the case of the Stock Options), whether or not then exercisable or vested, to become fully exercisable and vested. The Company shall use its reasonable best efforts to cause each Stock Option that is outstanding immediately prior to the consummation of the Offer to be cancelled in exchange for an amount in cash, payable at the consummation of this Offer to Purchase, equal to the product of (i) the number of Shares subject to such Stock Option and (ii) the excess, if any, of the Offer Price over the per share exercise price of such Stock Option. The Company, the Company's Board of Directors and each relevant committee of the Company's Board of Directors shall use their reasonable best efforts to obtain the written consent of the holder of each Stock Option, effective upon the consummation of the Offer, to such cancellation. Subject to having obtained any necessary consents from the holders of Stock Options, the Company shall cause the Company's Board of Directors or each relevant committee of the Company's Board of Directors to make any amendments to the Stock Option Plans or stock option agreements thereunder which may be needed or desirable to implement such cancellation.

     Further, concurrent with the execution of the Merger Agreement, the Company, the Company's Board of Directors and each relevant committee thereof shall take any and all action required with respect to the Company's 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") to set a New Purchase Date (as defined in the Stock Purchase Plan) with respect to the Offering Period (as defined in the Stock Purchase Plan) commencing August 1, 2000, which New Purchase Date shall be no later than fifteen (15) days after the date of the Merger Agreement. The Company, the Company's Board of Directors and each relevant committee thereof shall provide any written notice required under
Section 18(b) of the Stock Purchase Plan with respect to the foregoing.

     The Merger Agreement also provides that the Company will cause all of its Stock Option Plans, its 1998 Employee Stock Purchase Plan and its 1984 Restricted Stock Purchase Plan (together, the "Company Stock Plans") to terminate as of the Effective Time and the provisions in any other of the Company's benefit plans or any other plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its reasonable best efforts to ensure that following the Effective Time no holder of a stock option or any participant in any Company Stock Plan or Company benefit plan or any other plan shall have any right thereunder to acquire any capital stock of the Company, JOMED or the Surviving Corporation.

     No Solicitation. The Merger Agreement provides that the Company shall, and shall use its reasonable best efforts to cause its affiliates, officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents to, immediately cease any discussions or negotiations with third parties with respect to any Takeover Proposal (as defined below). The Company shall not, nor shall it authorize or permit any of its affiliates to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor, representative or agent of it or any of its affiliates, to (i) directly or indirectly solicit, facilitate, initiate or encourage the making or submission of, any Takeover Proposal (including, without limitation, the taking of any action which would make
Section 203 of the DGCL inapplicable to a Takeover Proposal), (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement, (iii) initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person (other than a party to the Merger Agreement) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal, or (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities (other than to permit the Company to receive an unsolicitated Takeover Proposal that did not result from a breach of this provision); provided that prior to the acceptance for payment of shares of the Shares pursuant to the Offer, in response to an unsolicited Takeover Proposal that did not result from the breach of this provision and following delivery to JOMED of notice of the Takeover Proposal in compliance with its obligations under this provision, the Company may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality/standstill agreement with customary terms) to any third party which makes a bona fide written Takeover Proposal if
(A) a majority of the Company's Board of Directors reasonably determines in good faith (after consultation with its financial advisor) that taking such action would be reasonably likely to lead to the delivery to the Company of a Superior Proposal and (B) a majority of the Company's Board of Directors determines in good faith (after consultation with outside legal counsel) that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law. Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this provision by any of its, or any of its subsidiaries', officers, employees, affiliates or directors or any advisor, representative, consultant or agent retained by the Company or any of its subsidiaries or affiliates in connection with the transactions contemplated in the Merger Agreement, whether or not such Person is purporting to act on behalf of the Company or any of its subsidiaries, shall constitute a breach of this provision by the Company.

     For purposes of the Merger Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person or group relating to (i) any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or any of its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries or
(iii) any merger, consolidation, business combination, sale of all or any substantial portion of the assets, recapitalization, liquidation or a dissolution of, or similar transaction of the Company or any of its subsidiaries other than the Offer or the Merger; and "Superior Proposal" means a bona fide written Takeover Proposal made by a third party to purchase at least a majority of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer, merger or other business combination (x) on terms which a majority of the Company's Board of Directors determines in good faith (after consultation with its financial advisor) to be superior to the Company and its stockholders (in their capacity as stockholders) from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transactions contemplated in the Merger Agreement and any alternative proposed by JOMED or the Purchaser in accordance with the Merger Agreement and (y) which is reasonably capable of being consummated.

     In the Merger Agreement, the Company agrees that, except in connection with the acceptance of a Superior Proposal, neither its Board of Directors nor any committee thereof shall (i) approve or recommend, or, in the case of a committee, propose to the Board of Directors to approve or recommend any Takeover Proposal or (ii) approve, recommend or cause it to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal.

     Prior to the acceptance for payment of shares of the Shares pursuant to the Offer, the Company and/or its Board of Directors may take the actions otherwise prohibited by the Merger Agreement if (i) a third party makes a Superior Proposal, (ii) the Company complies with its obligations under the Merger Agreement to inform JOMED of the Superior Proposal, (iii) all of the conditions to the Company's right to terminate the Merger Agreement have been satisfied and
(iv) simultaneously therewith, the Merger Agreement is terminated due to the Company's acceptance of a Superior Proposal.

     The Merger Agreement also provides that the Company will promptly notify JOMED in writing of any Takeover Proposal or any inquiry regarding the making of any Takeover Proposal.

     Nothing contained in the Merger Agreement prohibits the Company or the Company's Board of Directors from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders required by applicable law.

     Public Announcements. JOMED and the Company agree they will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Merger Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement, except as may be required by law, court process or by obligations pursuant to any listing agreement with a national securities exchange.

     Indemnification; Insurance. In the Merger Agreement, JOMED, the Purchaser and the Surviving Corporation agree that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") as provided in the Company's Certificate of Incorporation or By-Laws or the certificate or articles of incorporation, by-laws or similar organizational documents of any of the subsidiaries as in effect as of the Effective Time shall survive the Merger and shall continue in full force and effect for six years after the Effective Time (without modification or amendment, except as required by applicable law) in accordance with their terms, to the fullest extent permitted by law, and shall be enforceable by the Indemnified Parties against the Surviving Corporation.

     JOMED will cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that the Purchaser may substitute therefor polices of at least equivalent coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time, provided that in no event will the Purchaser or the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this provision any amount per annum in excess of U.S.$400,000. In the event the payment of such amount for any year is insufficient to maintain such insurance or equivalent coverage cannot otherwise be obtained, the Surviving Corporation shall purchase as much insurance as may be purchased for the amount indicated. The provisions of this provision shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

     Employee Benefits. For a period of one year following the Effective Time, the Purchaser will, or will cause the Surviving Corporation to, provide all of the employees of the Surviving Corporation and its subsidiaries with employee benefit plans, programs, policies or arrangements (the "Purchaser Benefit Plans") as are substantially equivalent, in the aggregate, to those currently provided by the current benefit plans of the Company. Except to the extent that benefits may be duplicated, each Purchaser Benefit Plan shall give full credit for each employee's period of service with the Company and its subsidiaries prior to the Effective Time for all purposes for which such service was recognized under the Company benefit plans prior to the Effective Time, including, but not limited to, recognition of service for vesting, amount of benefits, eligibility to participate, and eligibility for disability and early retirement benefits (including subsidies relating to such benefits) and full credit for deductibles satisfied under the benefit plans toward any deductibles for the same period following the Effective Time, and shall waive any pre-existing condition limitation for any Company employee covered under any Company benefit plan immediately prior to the Effective Time.

     Option to Acquire Additional Shares. The Merger Agreement provides that the Company shall grant to the Purchaser an irrevocable option (the "Option") to purchase up to that number of newly issued Shares (the "Option Shares") equal to the number of Shares that, when added to the number Shares owned by JOMED, the Purchaser and its affiliates immediately following consummation of the Offer, shall constitute one share more than 90% of the shares of Common Company Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Option Shares) for a consideration per Option Share equal to the Offer Price. Such Option shall be exercisable only after the purchase of and payment for Shares pursuant to the Offer by JOMED or the Purchaser as a result of which JOMED and its affiliates own beneficially at least 85% of the outstanding Shares on a fully diluted basis. Such Option shall not be exercisable if (i) the number of Shares subject thereto exceeds the number of authorized Shares available for issuance, or (ii) the exercise of the Option would violate the applicable rules of the Nasdaq National Market applicable to the Company.

     In the event the Purchaser wishes to exercise the Option, the Purchaser shall give the Company a one-day prior written notice of its exercise of the Option specifying the number of Shares that are or will be owned by JOMED, the Purchaser and its affiliates immediately following consummation of the Offer and a place and a time (which may be concurrent with the consummation of the Offer) for the closing of such purchase. The Company shall, as soon as practicable following receipt of the notice, deliver written notice to the Purchaser specifying the number of Option Shares. At the closing of the purchase of the Option Shares, the portion of the purchase price owing upon exercise of such Option which equals the product of (x) the number of Shares purchased pursuant to such Option multiplied by (y) the Offer Price shall be paid to the Company in cash by wire transfer or cashier's check.

     Conditions to the Merger. The Merger Agreement provides that the obligations of JOMED, the Purchaser and the Company to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time:

     - the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by applicable law, in order to consummate the Merger;

     - no provision of any applicable law or regulation and no judgment, injunction, order or decree of any Governmental Authority of competent jurisdiction shall prohibit the consummation of the Merger; and

     - the Purchaser shall have purchased Shares pursuant to the Offer; provided, however, that neither JOMED nor the Purchaser shall be entitled to rely on this clause if either of them shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement.

     Pursuant to the Merger Agreement, the obligations of JOMED and the Purchaser to consummate the Merger are subject to the Company having performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time. Conversely, the obligations of the Company to consummate the Merger are subject to the JOMED and the Purchaser having performed in all material respects all of their obligations hereunder required to be performed by either of them at or prior to the Effective Time.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by stockholders:

     (a) by mutual written consent of JOMED and the Company; or

     (b) by JOMED:

        (1) provided that neither JOMED nor the Purchaser is in material breach of its obligations under the Merger Agreement, if at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Company has breached in any material respect any representation, warranty, covenant or other agreement contained in the Merger Agreement, which (i) would give rise to the failure of a condition set forth in paragraph (d) of Section 15 of this Offer to Purchase,
            (ii) cannot be or has not been cured prior to the Termination Date and (iii) has not been waived by JOMED pursuant to the provisions of the Merger Agreement;

        (2) if at any time prior to the acceptance for payment of Shares pursuant to the Offer, (A) the Company, or its Board of Directors, as the case may be, shall have (w) entered into any agreement with respect to any Takeover Proposal other than the Offer or the Merger or a confidentiality/standstill agreement permitted under the Merger Agreement, (x) amended, conditioned, qualified, withdrawn or modified, or, in the case of a committee, proposed to the Board of Directors, or resolved to do so, in a manner adverse to JOMED or the Purchaser, its approval and recommendation of the Offer, the Merger and the Merger Agreement, or (y) approved or recommended, or, in the case of a committee, proposed to the Board of Directors, to approve or recommend, any Takeover Proposal other than the Offer or the Merger, or (B) the Company or the Company's Board of Directors or any committee thereof shall have resolved to do any of the foregoing; or

        (3) if the Company breaches in any material respect its obligations under the sections of the Merger Agreement relating to Takeover Proposals;

     (c) by the Company, if at any time prior to the acceptance for payment of Shares pursuant to the Offer a Superior Proposal is received by the Company and the Board of Directors of the Company reasonably determines in good faith (after consultation with outside legal counsel) that it is necessary to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable law; provided that the Company may not terminate the Merger Agreement pursuant to this provision unless and until (i) three (3) business days have elapsed following delivery to JOMED of a written notice of such determination by the Board of Directors of the Company and during such three (3) business day period the Company has fully cooperated with JOMED, including, without limitation, informing JOMED of the terms and conditions of such Superior Proposal, and the identity of the person making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated in the Merger Agreement may be effected; (ii) at the end of such three (3) business day period the Takeover Proposal continues to constitute a Superior Proposal and the Board of Directors of the Company confirms its determination (after consultation with outside legal counsel) that it is necessary to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; and (iii) (x) at or prior to such termination, JOMED has received all fees and expenses as set forth in the Merger Agreement by wire transfer in immediately available funds and (y) immediately following such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal; or

     (d) by either JOMED or the Company:

        (1) if the Offer has not been consummated on or before November 15, 2000 (the "Termination Date"); provided that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of the Merger Agreement or other material breach of the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to have been consummated on or prior to the aforesaid date; or

        (2) if any court of competent jurisdiction or any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting acceptance for payment of, and payment for, Shares pursuant to the Offer or consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

     (e) by the Company, provided the Company is not in material breach of its obligations under the Merger Agreement, if JOMED or the Purchaser shall have (x) failed to commence the Offer by August 21, 2000 after the public announcement by JOMED and the Company of the Merger Agreement,
         (y) failed to pay for Shares pursuant to the Offer in accordance with the Merger Agreement, or (z) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement.

     Payment of Certain Fees and Expenses. If the Merger Agreement is terminated by JOMED as set forth in paragraphs (b)(1), (b)(2)(A)(w),
(b)(2)(A)(y), (b)(2)(B) (unless related to a resolution to take any of the actions set forth in paragraph (b)(2)(A)(x), in which case the provisions set forth below shall apply) or (b)(3) above, or by the Company as set forth in paragraph (c) above, then the Company shall (A) reimburse JOMED for all of its Expenses and (B) pay to JOMED in immediately available funds a termination fee in an amount equal to U.S.$7 million less Expenses paid or payable by the Company (the "Termination Fee").

     If the Merger Agreement is terminated by JOMED or the Company as set forth in paragraph (d)(1) above due to a reason other than the conditions listed in paragraphs (a), (b), (f), (g), (h), (i) or (j) of Section 15 of this Offer, and
(x) a Takeover Proposal has been made and publicly announced or communicated to the Company's stockholders after the date of the Merger Agreement and prior to the Termination Date and (y) concurrently with or within twelve (12) months of the date of such termination a Third Party Acquisition Event occurs, then the Company shall within one business day of the occurrence of such a Third Party Acquisition Event (including any revisions or amendments thereto), if any, pay to JOMED the Termination Fee and reimburse JOMED for all of its Expenses.

     "Third Party Acquisition Event" shall mean (i) the consummation of a Takeover Proposal involving the purchase of a majority of either the equity securities of the Company or of the consolidated assets of the Company and its subsidiaries, taken as a whole, or any such transaction that, if it had been proposed prior to the termination of the Merger Agreement would have constituted a Takeover Proposal or (ii) the entering into by the Company or any of its subsidiaries of a definitive agreement with respect to any such transaction.

     "Expenses" shall mean documented and reasonable out-of-pocket fees and expenses up to a maximum aggregate amount of U.S.$3 million incurred or paid in connection with the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including, but not limited to, all filing fees, printing fees and reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants.

     If the Merger Agreement is terminated by JOMED pursuant to paragraph
(b)(2)(A)(x) above, then (i) the Company shall (A) pay to JOMED 50% of the Termination Fee and (B) reimburse JOMED for all of its Expenses and (ii) if concurrently with or within 12 months after such termination a Third Party Acquisition Event occurs, then the Company shall pay to JOMED 50% of the Termination Fee within one business day of the occurrence of such a Third Party Acquisition Event (including any revisions or amendments thereto).

     Effect of Termination. In the event of termination of the Merger Agreement by JOMED or the Company, the Merger Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, JOMED or the Purchaser or their respective officers or directors (except for the provisions described in "Confidentiality," "Effect of Termination," "Payment of Certain Fees and Expenses" and "Assignment" of this Section 11 of the Offer, and certain other provisions of the Merger Agreement relating to notices, entire agreement, enforcement, applicable law, waiver of jury trial and JOMED guarantee, which shall survive the termination). However, no provision described in "Effect of Termination" and "Payment of Certain Fees and Expenses" shall relieve any party hereto from any liability for any breach of the Merger Agreement.

     Assignment. Neither the Merger Agreement nor any of the rights, interests or obligations under the Merger Agreement may be assigned by any of the parties to the Merger Agreement (JOMED, the Purchaser and the Company) without the prior written consent of the other parties, except that the Purchaser may assign and transfer its right and obligations hereunder to any of its affiliates.

     Amendment or Supplement. Subject to applicable law, the Merger Agreement may be amended, modified and supplemented in writing by JOMED, the Purchaser and the Company in any and all respects before the Effective Time (notwithstanding the Company Shareholder Approval contemplated by the Merger Agreement), by action taken by the respective Boards of Directors of JOMED, the Purchaser and the Company (or, if required by the Merger Agreement, the Continuing Directors) or by the respective officers authorized by such Boards of Directors or the Continuing Directors, as the case may be. However, that after the Company Shareholder Approval, no amendment shall be made which by law requires further approval by the stockholders of the Company without such further approval.

     Guarantee. JOMED has guaranteed the performance of any and all obligations and liabilities of the Purchaser under or arising out of the Merger Agreement and the transactions contemplated thereby.

12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

     Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

     The Company's Board of Directors has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Company's Board of Directors may be required to submit the Merger Agreement to the Company's stockholders for approval and adoption at a stockholder's meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting. If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement at the stockholders' meeting without the affirmative vote of any other stockholder.

     If the Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer, the Merger may be consummated without a stockholder meeting and without the approval of the Company's stockholders. The Merger Agreement provides that the Purchaser will be merged into the Company and that the certificate of incorporation and bylaws of the Purchaser will be the certificate of incorporation and bylaws of the Surviving Corporation following the Merger; provided that, at the Effective Time, such certificate of incorporation shall be amended to provide that the name of the corporation shall be "EndoSonics Corporation."

     Appraisal Rights. Under the DGCL, holders of Shares do not have dissenters' rights in connection with the Offer. In connection with the Merger, however, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under the DGCL. Dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger.

     Plans for the Company. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, JOMED currently intends to seek maximum representation on the Company's Board of Directors, subject to the requirement in the Merger Agreement that if Shares are purchased pursuant to the Offer, there shall be until the Effective Time at least three members of the Company's Board of Directors who were directors as of the date of the Merger Agreement.

     Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. JOMED will continue to evaluate the business and operations of the Company during the pendency of the Offer. In addition, after the consummation of the Offer and the Merger JOMED intends to conduct a comprehensive review of the Company's business, operations, capitalization, corporate structure and management with a view to optimizing development of the Company's potential in conjunction with JOMED'S businesses. After such review JOMED will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist.

     Except as described above or elsewhere in this Offer to Purchase, the Purchaser and JOMED have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company's capitalization or dividend policy or (iv) any other material change in the Company's corporate structure or business.

13. CERTAIN EFFECTS OF THE OFFER.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for trading on the Nasdaq. JOMED and the Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14. DIVIDENDS AND DISTRIBUTIONS.

     As discussed in Section 11, the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of JOMED, the Company will not and will not permit any of its subsidiaries to authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (other than dividends or distributions by wholly owned subsidiaries of the Company).

15. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, but subject to compliance with the provisions of the Merger Agreement which require JOMED to extend the expiration date of the Offer if the conditions to the Offer could reasonably be expected to be satisfied, the Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer in accordance with the Merger Agreement, if prior to the expiration date of the Offer, (i) the Minimum Condition shall not have been satisfied, or (ii) the applicable waiting period under the HSR Act or any of the European antitrust laws shall not have expired or been terminated or (iii) at any time on or after the date of the Merger Agreement and prior to the expiration date of the Offer, any of the following conditions exists:

          (a) there shall have been any action threatened or taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign Federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (l) prohibits, or imposes any material limitations, other than limitations generally affecting the industries in which the Company and JOMED conduct their business, on, JOMED's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the Company's businesses or assets as a whole, or compels JOMED or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or JOMED in each case taken as a whole, (2) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of shares of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (3) results in the material delay in the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase a material amount of the shares of Shares, or (4) imposes material limitations on the ability of the Purchaser or JOMED effectively to exercise full rights of ownership of the shares of the Shares including, without limitation, the right to vote the shares of the Shares purchased by it on all matters properly presented to the Company's stockholders; or

          (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities in the Nasdaq National Market System (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index) or a general suspension or material limitation on trading on or by, as the case may be, the SWX Swiss Exchange (whether on the SWX New Market segment or otherwise) for a minimum of three consecutive trading days, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, The Netherlands, Switzerland or Sweden (whether or not mandatory),
     (3) a commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, The Netherlands, Switzerland or Sweden which materially adversely affects or delays the Offer, (4) any limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other financial institutions in a manner which prohibits the extension of funds to JOMED or the Purchaser or (5) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its subsidiaries that is or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; or

          (d) (1) the Company shall have breached or failed to perform in all material respects any of its obligations under the Merger Agreement, (2) any of the representations and warranties of the Company contained in the Merger Agreement that are qualified by reference to a Material Adverse Effect shall not be true when made or at any time prior to the consummation of the Offer as if made at and as of such time (except for representations and warranties which speak as of a particular date, shall not be true as of such particular date), or (3) any of the representations and warranties of the Company contained in the Merger Agreement that are not so qualified shall not be true when made or at any time prior to the consummation of the Offer as if made at and as of such time (except for representations and warranties which speak as of a particular date, shall not be true as of such particular date), except, in the case of clause (3) only, for such inaccuracies as are not reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect; or

          (e) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to JOMED or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or shall have resolved to do any of the foregoing; or

          (f) if on either of (i) the date of the execution of the Purchase Agreement or (ii) on the first trading day immediately prior to the closing date of the Purchase Agreement, as such date is defined in the Purchase Agreement, the closing price of the JOMED Ordinary Shares on the SWX Swiss Exchange shall be less than (i) 42 Swiss Francs or (ii) one-half of the closing price of the JOMED Ordinary Shares on the SWX Swiss Exchange on the first trading day following the announcement of the Offer and the Merger; or

          (g) all of the conditions for the closing of the Offer shall not have been satisfied in the reasonable judgment of Credit Suisse First Boston (Europe) Limited (the "Global Coordinator") for the JOMED Equity Offering; or

          (h) the Global Coordinator shall not have received on or by the closing for the JOMED Equity Offering the opinions of counsel and letters from accountants specified in the Purchase Agreement; or

          (i) the SWX Swiss Exchange shall not have approved the JOMED Ordinary Shares to be issued in the JOMED Equity Offering for listing on the SWX New Market of the SWX Swiss Exchange or, prior to the date of the Purchase Agreement, an order suspending the public offering of the shares shall have been issued or proceedings for any such purpose shall have been instituted or contemplated by the SWX Swiss Exchange or any other governmental or self-regulatory agency or body; or

          (j) the Purchase Agreement for the JOMED Equity Offering shall have been terminated by the Global Coordinator as a result of (i) the occurrence of condition (f) as set forth above, (ii) trading generally shall have been suspended or materially limited on or by, as the case may be, the SWX Swiss Exchange (whether on the SWX New Market segment or otherwise), (iii) a general moratorium on commercial banking activities shall have been declared by authorities in either Switzerland or The Netherlands, (iv) there shall have occurred a general crisis in international exchange markets or (v) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, whether or not foreseeable, that, in the judgment of the Global Coordinator, is material and adverse and, in the case of any of the foregoing events, such event, singly or together with any other such event, makes it, in the judgment of the Global Coordinator after consultation with the JOMED, impracticable to market the JOMED Ordinary Shares as contemplated through the JOMED Equity Offering; or

          (k) the Merger Agreement shall have been terminated in accordance with its terms; ((g) through (k) above, collectively, the "Financing Condition")

which in the reasonable judgment of JOMED or the Purchaser but subject to the provisions of the Merger Agreement, in any such case, and regardless of the circumstances (including any action or inaction by JOMED or the Purchaser) giving rise to such conditions makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for shares of Shares.

     Subject to the provisions of the Merger Agreement, the foregoing conditions are for the sole benefit of JOMED and the Purchaser and may be asserted by the Purchaser or, subject to the terms of the Merger Agreement may be waived by JOMED or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of JOMED or the Purchaser. The failure by JOMED or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or JOMED as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15.

     State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

     In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company's Board of Directors approved for purposes of Section 203 the entering into by the Purchaser, JOMED and the Company of the Merger Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that Section 203, with respect to the Company, will not be applicable to JOMED and the Purchaser by virtue of such actions.

     If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15.

     United States Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

     Pursuant to the requirements of the HSR Act, the Purchaser expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on or about August 21, 2000. The initial waiting period applicable to the purchase of Shares pursuant to the Offer would expire at

11:59 p.m., New York City time, 15 days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act. Thereafter, such waiting period can be extended only by court order or by consent of the Purchaser.

     The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of JOMED or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Offer would violate any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15, including conditions with respect to litigation and certain governmental actions and Section 11 for certain termination rights.

     Other Filings. JOMED and the Company each conduct operations in a number of foreign countries, and filings may have to be made with foreign governments under their pre-merger notification statutes. The filing requirements of various nations are being analyzed by the parties and, where necessary, such filings will be made.

17. FEES AND EXPENSES.

     CSFB is acting as the Dealer Manager in connection with the Offer and JOMED's proposed acquisition of the Company. CSFB will receive reasonable and customary compensation for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. JOMED and the Purchaser will indemnify CSFB and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     JOMED and the Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and ChaseMellon Shareholder Services, L.L.C. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

     The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

     Neither JOMED nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF JOMED OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser and JOMED have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company's Board of Directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under
Section 7 above.

                                          JOMED ACQUISITION CORP.

August 21, 2000

                                                                      SCHEDULE I

                             INFORMATION CONCERNING
                        DIRECTORS AND EXECUTIVE OFFICERS
                           OF JOMED AND THE PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF JOMED.

     The following tables set forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years for each member of the Management Board and executive officer, of JOMED N.V. Unless indicated otherwise, each person is a citizen of Sweden with a principal business address at Drottninggatan 94, S-252 21 Helsingborg, Sweden.

  JOMED Management Board

                                                                              PRINCIPAL OCCUPATION OR
NAME (AND CITIZENSHIP)                            TITLE                             EMPLOYMENT
----------------------                            -----                       -----------------------
Tor Peters (Sweden).........  President and Chief Executive Officer                    JOMED
Antti Ristinmaa (Sweden)....  Vice President of Finance                                JOMED
Dr. Peter Klemm (Germany)...  Vice President Operations                                JOMED
Rudi Ott (Switzerland)......  Vice President Clinical and Regulatory Affairs           JOMED
Dr. Randolf von Oepen
  (Germany).................  Vice President, Research and Development                 JOMED

     - Tor Peters has served as President and Chief Executive Officer of JOMED since 1998 and Chief Executive Officer of JOMED i Helsingborg International AB from 1996 to 1999. From 1993 through 1995, Mr. Peters was Marketing Manager for Cardiology at SciMed Life Systems Inc. From 1988 to 1993, he was Sales Manager for Novo Pharma.

     - Antti Ristinmaa has been JOMED's Vice President of Finance since 1998. From 1994 to 1998, Mr. Ristinmaa served as the Vice President of Business Control and Treasurer for Perstorp. From 1990 to 1994, he was Vice President of Finance at Huhtamaki.

     - Dr. Peter Klemm is Vice President Operations and is also responsible for JOMED's cardiac assist products since 1999. From 1996 to 1999, he was Head of Research for Grunenthal GmbH. From 1993 to 1996, Dr. Klemm was a senior scientist at Hoechst Marion Rousel. He received his doctorate in pharmacology from the University of Mainz and has completed post-doctoral research at the William Harvey Research Institute in London.

     - Rudi Ott is Vice President Clinical and Regulatory Affairs. Prior to joining the Company in 1999, he was Vice President Clinical and Regulatory for Schneider from 1994 to 1999 after having spent 10 years with Ciba-Geigy. He graduated in 1978 from medical school in Germany.

     - Dr. Randolf von Oepen joined JOMED in 1994 and became Vice President, Research and Development, in 1998. Dr. von Oepen holds a doctorate in mechanical engineering from the RWTH Institute in Aachen, Germany.

     The members of the Management Board may be contacted at JOMED's executive offices in Helsingborg, Sweden.

  JOMED Supervisory Board

     The table below sets forth the names and addresses of the current members of the Supervisory Board of the Company and their principal occupation or employment history:

                                                                             PRINCIPAL OCCUPATION OR
NAME                    PRINCIPAL BUSINESS ADDRESS  DATE OF APPOINTMENT             EMPLOYMENT
----                    --------------------------  -------------------   ------------------------------
Jan-Eric Osterlund....  23 Tedworth Square,          February 2, 1998     Chairman of JOMED and Chairman
                        Chelsea, London                                   or director of several
                        SW3 4DR                                           investment and healthcare
                        United Kingdom                                    companies.

Ahmet Aykac...........  Rue Albert Einstein         December 15, 1999     Professor and Director of the
                        BP 169                                            Theseus Institute, Sophia
                        06903 Sophia Antipolis                            Antipolis, France.
                        Cedex
                        France

Siegfried Einhellig...  Schweidnitzer Strasse 33     February 2, 1998     Consultant to JOMED and
                        80997 Munich                                      director of Prva Obrtnicka
                        Germany                                           Stedionica.

Lars Sunnanvader......  Silberburgstrasse 6          February 2, 1998     Chairman of the Supervisory
                        72379 Hechinge                                    Board of JOSTRA Medizintechnik
                        Germany                                           AG, a medical device company.

Rene Garo.............  Waldeggstrasse 2              March 24, 2000      Medical Technology Advisor.
                        St. Niklaus
                        4532 Feldbrunnen
                        Switzerland

     - Mr. Jan-Eric Osterlund is a partner of QueQuoin Holdings, an investment group specializing in medical venture capital since 1992. He is also chairman of Phairson Medical Ltd (a UK biotechnology group), Egalet A/S (a Danish drug-delivery company) and Epiport Ltd (a drug-delivery company). Mr. Osterlund also serves as a director of Vasogen Inc., a public Canadian medical device company. He has also been a director of several Swedish public companies, having served as Chairman of Investment AB Skrinet and as a director of Independent Leasing AB.

     - Dr. Ahmet Aykac is the Director General of the Theseus Institute and Professor of Economics and Organizations since 1995. He is also a consultant to the boards of several national and international agencies and private organizations. Dr. Aykac is a fellow of the New York Academy of Sciences.

     - Mr. Siegried Einhellig is a consultant to JOMED and a director of Prva Obrtnicka Stedionica d.d., a Croatian bank, assisting with its international expansion plans. From 1997 to 1999, Mr. Einhellig was Vice President of Sales for the JOMED Group and Executive Director of JOMED Deutschland GmbH. Prior to joining the Company, he was Vice President Europe for Boston Scientific GmbH's SciMed Division.

     - Mr. Lars Sunnanvader is the founder of JOMED. He served as the Chief Executive Officer of JOMED Implantate GmbH from 1990 to 1999. Mr. Sunnanvader also founded Jostra Medizintechnik AG and is a member of its Supervisory Board.

     - Mr. Rene Garo is a member of the boards of Swisslog Holding AG (listed on the SWX Swiss Exchange), Illbruck GmbH, Digital-Logic AG and Confida Consulting AG. He is also an investment advisor to MicroValue AG. From 1996 to 1999, he was Chief Executive Officer of Haag-Streit Holding AG, a producer of ophthalmic diagnostic instruments. Mr. Garo served as Chief Executive Officer of MattisMedical AG from 1992 to 1996.

                                                                         ANNEX A

                              FINANCIAL STATEMENTS

                       INDEX TO THE FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF JOMED N.V
  Report of Independent Public Accountant...................   F-2
  JOMED Group Consolidated Income Statement for the years
     ended December 31, 1999, 1998, and for the period from
     January 1, 1996 through December 31, 1997..............   F-3
  JOMED Group Consolidated Balance Sheet as of December 31,
     1996, 1997, 1998 and 1999..............................   F-4
  JOMED Group Consolidated Cash Flow Statement for the years
     ended December 31, 1999 and 1998.......................   F-5
  JOMED N.V. Parent Company Consolidated Cash Flow
     Statement..............................................   F-6
  JOMED N.V. Parent Company Balance Sheet for the years
     ended December 31, 1999, 1998 and 1997.................   F-7
  JOMED N.V. Parent Company Cash Flow Statement for the
     years ended December 31, 1999, 1998 and 1997...........   F-8
  Statement of Changes in Stockholder's equity,
     consolidated...........................................   F-9
  Statement of Changes in Stockholder's equity, parent
     company................................................  F-10
  Notes to the Financial Statements.........................  F-11

FINANCIAL STATEMENTS OF JOMED FOR THE FIRST SIX MONTHS OF
  2000......................................................  F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANT

To the Board of JOMED N.V.

Financial Statements for the years ended December 31, 1999 and 1998.

     We have audited the accompanying balance sheets of JOMED N.V. and the consolidated balance sheets of JOMED N.V. and its subsidiaries as at December 31, 1999 and 1998 and the related income statements and consolidated income statements together with the cash flow statements and consolidated cash flow statements for the years then ended, prepared in accordance with International Accounting Standards (IAS). These financial statements and consolidated financial statements are the responsibility of JOMED's management. Our responsibility is to express an opinion on these financial statements and consolidated financial statements based on our audit.

     We conducted our audit in accordance with International Standards on Auditing. These standards require that we plan and perform an audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements and the consolidated financial statements present fairly, in all material respects, the financial position and the consolidated financial position of the company as at December 31, 1999 and 1998 and the results of operations and consolidated results of operations together with the cash flows and the consolidated cash flows for the years then ended in conformity with IAS.

Malmo, March 28, 2000
ARTHUR ANDERSEN AB

/s/  Mats Fredricson

Mats Fredricson
Authorized Public Accountant

                                  JOMED GROUP

                         CONSOLIDATED INCOME STATEMENT

                                                                          UNAUDITED    UNAUDITED
                                                                          PRO FORMA    PRO FORMA
                                             NOTE     1999       1998       1997         1996
                                             ----    -------    ------    ---------    ---------
                                                                      (E '000)
NET SALES..................................   1       43,723    25,502     15,216        6,284
Cost of goods sold.........................           (7,623)   (3,078)    (1,866)      (1,131)
                                                     -------    ------     ------       ------
GROSS PROFIT...............................           36,100    22,424     13,350        5,153
Manufacturing overheads....................           (4,196)   (2,521)    (1,644)        (675)
Sales & Marketing..........................          (18,994)   (9,175)    (6,486)      (1,807)
General & Administration...................           (5,547)   (2,401)    (1,400)      (1,257)
Research & Development.....................           (3,255)   (2,419)    (2,194)        (655)
Other operating income.....................              199        80        176           45
                                                     -------    ------     ------       ------
OPERATING RESULT...........................   2        4,307     5,988      1,802          804
                                                     -------    ------     ------       ------
Result from financial investments:
Interest income............................               85        35         34            6
Interest expenses..........................           (1,200)     (260)      (112)         (54)
Result from associated companies...........              (78)     (104)       (12)          --
                                                     -------    ------     ------       ------
NON-OPERATING RESULT.......................           (1,193)     (329)       (90)         (48)
                                                     -------    ------     ------       ------
INCOME BEFORE INCOME TAXES.................   3        3,114     5,659      1,712          756
Income taxes...............................           (1,143)   (2,676)      (851)        (315)
                                                     -------    ------     ------       ------
INCOME AFTER TAXES.........................            1,971     2,983        861          441
Minority interest..........................              163        --         --           --
                                                     -------    ------     ------       ------
NET INCOME.................................   4        2,134     2,983        861          441
                                                     =======    ======     ======       ======
EARNINGS PER SHARE.........................             E212      E298        E86          E44

                                  JOMED GROUP

                           CONSOLIDATED BALANCE SHEET

                                                                              UNAUDITED      UNAUDITED
                                                                              PRO FORMA      PRO FORMA
                                               DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                        NOTE       1999           1998           1997           1996
                                        ----   ------------   ------------   ------------   ------------
                                                                    (E '000)
ASSETS................................    1
Non-current assets:
Intangible assets.....................    6       14,442         11,983         10,304         10,904
Equipment and equipment under
  construction........................    7        9,161          3,889          1,455            961
Investments in associates.............    8          342            357            402             --
Other financial assets................    9        1,962             --             --             --
Deferred tax..........................    3        1,929            109            346             --
                                                  ------         ------         ------         ------
                                                  27,836         16,338         12,507         11,865
                                                  ------         ------         ------         ------
Current assets:
Inventories...........................   10        7,408          3,176          1,068            513
Receivables and other assets..........   11
Trade accounts receivable.............            23,502          8,045          3,768          1,214
Other receivables and other assets....             2,926          1,213            857            365
Other current assets..................               990             --             --             --
Cash and cash equivalents.............   12        3,166          1,099            370            867
                                                  ------         ------         ------         ------
                                                  37,992         13,533          6,063          2,959
                                                  ------         ------         ------         ------
TOTAL ASSETS..........................            65,828         29,871         18,570         14,824
                                                  ======         ======         ======         ======
EQUITY AND LIABILITIES
Equity:                                  13
Issued capital........................               182            163            161            167
Share premium.........................            29,887         12,906         12,757         13,197
Other reserves........................             3,262           (231)        (1,937)        (2,396)
Net income............................             2,134          2,983            861            441
                                                  ------         ------         ------         ------
                                                  35,465         15,821         11,842         11,409
                                                  ------         ------         ------         ------
Non-current liabilities:
Interest bearing liabilities..........   14          926            354             97             --
Deferred tax..........................    3          440            282             43             --
                                                  ------         ------         ------         ------
                                                   1,366            636            140             --
                                                  ------         ------         ------         ------
Current liabilities:
Trade accounts payable................             6,662          2,471          2,081          1,123
Interest bearing liabilities..........   16       11,242          4,561          1,556            939
Other current liabilities.............   17       11,093          6,382          2,951          1,353
                                                  ------         ------         ------         ------
                                                  28,997         13,414          6,588          3,415
                                                  ------         ------         ------         ------
TOTAL EQUITY AND LIABILITIES..........            65,828         29,871         18,570         14,824
                                                  ======         ======         ======         ======
CONTINGENT LIABILITIES................                --             --             --             --
PLEDGED ASSETS........................   18       10,767          6,410          2,114             --

                                  JOMED GROUP

                        CONSOLIDATED CASH FLOW STATEMENT

                                                              NOTE     1999       1998
                                                              ----    -------    ------
                                                                          (E '000)
Operating activities:
Operating result............................................            4,307     5,988
Adjustments for items not included in cash flow:
Depreciation and amortization...............................            2,558     1,156
                                                                      -------    ------
Cash flow from operating activities, before working capital
  changes...................................................            6,865     7,144
Increase in inventories.....................................           (4,232)   (2,680)
Increase in current receivables.............................          (18,160)   (4,305)
Increase in current liabilities.............................            7,544     2,718
                                                                      -------    ------
Cash flow from operating activities.........................           (7,983)    2,877
Income taxes paid...........................................           (2,330)   (1,034)
                                                                      -------    ------
NET CASH FROM OPERATING ACTIVITIES..........................          (10,313)    1,843
                                                                      -------    ------
Investing activities:
Acquisition of intangible assets............................           (2,252)     (250)
Acquisition of equipment....................................           (7,006)   (2,715)
Acquisition of subsidiaries.................................   19          15       (51)
Interest received...........................................               85        35
Investing in financial assets and associated companies......           (1,955)     (402)
                                                                      -------    ------
CASH FLOW FROM INVESTING ACTIVITIES.........................          (11,113)   (3,383)
                                                                      -------    ------
Financing activities:
Share issue.................................................           17,000        --
Interest paid...............................................           (1,200)     (260)
                                                                      -------    ------
Increase in interest bearing liabilities....................            7,205     2,885
                                                                      -------    ------
CASH FLOW FROM FINANCING ACTIVITIES.........................           23,005     2,625
                                                                      -------    ------
CHANGE IN CASH AND CASH EQUIVALENTS.........................            1,579     1,085
                                                                      =======    ======
Cash and cash equivalents -- opening balance................            1,099        26
Cash and cash equivalents -- closing balance................            3,166     1,099
Translation difference......................................             (488)       12

                           JOMED N.V. PARENT COMPANY

                                INCOME STATEMENT

                                                              1999    1998    1997
                                                              ----    ----    ----
                                                                    (E '000)
NET SALES...................................................    --      --     --
Cost of goods sold..........................................    --      --     --
                                                              ----    ----     --
GROSS PROFIT
Manufacturing (overheads)...................................    --      --     --
Sales and Marketing.........................................    --      --     --
General and Administration..................................  (189)   (142)    --
Research and Development....................................    --      --     --
OPERATING RESULT............................................    --      --     --
                                                              ----    ----     --
Result from financial investments:                            (189)   (142)    --
Interest income.............................................     7      --     18
INCOME BEFORE INCOME TAXES..................................  (182)   (142)    18
Income taxes................................................    --      --     --
                                                              ----    ----     --
NET INCOME..................................................  (182)   (142)    18
                                                              ====    ====     ==

                           JOMED N.V. PARENT COMPANY

                                 BALANCE SHEET

                                                        DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                            1999            1998            1997
                                                        ------------    ------------    ------------
                                                                          (E '000)
ASSETS
Non-current assets....................................         --              --            --
Shares in subsidiary companies........................     15,651          13,929            --
                                                           ------          ------           ---
                                                           15,651          13,929            --
                                                           ------          ------           ---
Current assets
Receivables, inter-company............................     17,019              --            --
Other receivables.....................................          4              --            --
Cash and cash equivalents.............................         37              28            26
                                                           ------          ------           ---
                                                           17,060              28            26
                                                           ------          ------           ---
TOTAL ASSETS..........................................     32,711          13,957            26
                                                           ======          ======           ===
EQUITY AND LIABILITIES
Equity
Issued capital........................................        182             163            18
Share premium.........................................     29,887          12,906            --
Other reserves........................................       (135)              7           (11)
Net income............................................       (182)           (142)           18
                                                           ------          ------           ---
                                                           29,752          12,934            25
                                                           ------          ------           ---
Current liabilities
Accounts payable, inter-company.......................      1,750             578            --
Other current liabilities.............................      1,209             445             1
                                                           ------          ------           ---
                                                            2,959           1,023             1
                                                           ------          ------           ---
TOTAL EQUITY AND LIABILITIES..........................     32,711          13,957            26
                                                           ======          ======           ===

                           JOMED N.V. PARENT COMPANY

                              CASH FLOW STATEMENT

                                                            NOTE       1999      1998    1997
                                                          --------    -------    ----    ----
                                                                             (E '000)
Operating activities:
Operating result........................................                 (189)   (142)    --
Adjustments for items not included in cash flow:
Depreciation and amortization...........................                   --      --     --
                                                                      -------    ----     --
Cash flow from operating activities, before working
  capital changes.......................................                 (189)   (142)    --
Increase in inventories.................................                   --      --     --
Increase in current receivables.........................              (17,023)     --     --
Increase in current liabilities.........................                1,936    1,022    --
                                                                      -------    ----     --
Cash flow from operating activities.....................              (15,276)    880     --
                                                                      -------    ----     --
Income taxes paid.......................................                   --      --     --
                                                                      -------    ----     --
NET CASH FROM OPERATING ACTIVITIES......................              (15,276)    880     --
Investing activities:
Acquisition of intangible assets........................                   --      --     --
Acquisition of equipment................................                   --      --     --
Acquisition of subsidiaries.............................               (1,722)   (879)    --
Interest received.......................................                    7      --     18
Investing in financial assets and associated
  companies.............................................                   --      --     --
                                                                      -------    ----     --
CASH FLOW FROM INVESTING ACTIVITIES.....................               (1,715)   (879)    18
                                                                      -------    ----     --
Financing activities:
Share issue.............................................               17,000      --     --
Interest paid...........................................                   --      --     --
Increase in interest bearing liabilities................                   --      --     --
                                                                      -------    ----     --
CASH FLOW FROM FINANCING ACTIVITIES.....................               17,000      --     --
                                                                      =======    ====     ==
CHANGE IN CASH AND CASH EQUIVALENTS.....................                    9       1     18
                                                                      =======    ====     ==
Cash and cash equivalents -- opening balance............                   28      26      8
Cash and cash equivalents -- closing balance............                   37      28     26
Translation difference..................................                   --      (1)    --

                 STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY,
                              CONSOLIDATED (E'000)

                                                                             ACCUMULATED
                                          ISSUED CAPITAL    SHARE PREMIUM      PROFIT       TOTAL EQUITY
                                          --------------    -------------    -----------    ------------
Balance January 1, 1998.................        18                 --               7              25
Issue of shares.........................       145             12,906              --          13,051
Net profit..............................        --                 --           2,983           2,983
Translation differences.................        --                 --            (238)           (238)
Balance December 31, 1998...............       163             12,906           2,752          15,821
Issue of shares.........................        19             16,981              --          17,000
Net profit..............................        --                 --           2,134           2,134
Translation differences.................        --                 --             510             510
                                               ---             ------           -----          ------
Balance December 31, 1999...............       182             29,887           5,396          35,465
                                               ===             ======           =====          ======

                 STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY,
                             PARENT COMPANY (E'000)

                                                                             ACCUMULATED
                                          ISSUED CAPITAL    SHARE PREMIUM      PROFIT       TOTAL EQUITY
                                          --------------    -------------    -----------    ------------
Balance January 1, 1997.................        18                 --            (11)               7
Net profit..............................        --                 --             18               18
                                               ---             ------           ----           ------
Balance December 31, 1997...............        18                 --              7               25
Issue of shares.........................       145             12,906             --           13,051
Net profit..............................        --                 --           (142)            (142)
                                               ---             ------           ----           ------
Balance December 31, 1998...............       163             12,906           (135)          12,934
Issue of shares.........................        19             16,981             --           17,000
Net profit..............................        --                 --           (182)            (182)
                                               ---             ------           ----           ------
Balance December 31, 1999...............       182             29,887           (317)          29,752
                                               ===             ======           ====           ======

                       NOTES TO THE FINANCIAL STATEMENTS

GENERAL

     JOMED N.V. ("JOMED"), Corp. Id. No. 33252637, having its legal seat in Amsterdam, is engaged in the holding and managing of investments in companies which are leaders in stent technology and the development of new medical technology in the field of interventional cardiology, interventional radiology, cardiac assist and minimal invasive cardiac surgery.

     JOMED was incorporated as Maartin Vooges Brood en Banket B.V on August 17, 1977 and was dormant until January 1998. On April 2, 1998, JOMED was renamed JOMED N.V. and acquired 100% of the share capital of JOMED GmbH, JOMED Deutschland GmbH and JOMED i Helsingborg International AB by means of an issue of shares.

     The result of these three subsidiaries have been consolidated with effect from April 2, 1998 using the acquisition method. Goodwill, calculated as the excess of the fair value of the shares issued in consideration over the fair value of the separable net assets acquired, is amortized over its estimated useful life of 20 years in accordance with international accounting standards.

     For comparison purposes only, JOMED has also presented unaudited pro forma consolidated financial statements for the period from January 1, 1996 to December 31, 1997 as if the acquisition had taken place on January 1, 1996 at the same fair market value but using the exchange rates prevailing at that date. The resulting goodwill has then been amortized in the pro forma financial statements on the same basis as in the audited financial statements. This is not in accordance with international accounting standards ("IAS") which does not permit recognition of goodwill prior to the date on which control of the subsidiaries passed to the parent company. With this exception and with the exception of the non-presentation of a pro forma statement of changes in stockholders' equity and the non-presentation of the pro forma cash-flow statement, the unaudited pro forma financial statements have been prepared in accordance with international accounting standards. In the opinion of the directors, these departures from international accounting standards are necessary to ensure the comparability of the pro forma financial statements with that presented in the audited financial statements.

     The financial statements have been presented in euro since January 1, 1999. For 1998 the financial statements were presented in NLG and then translated into euro. The exchange rates for the periods prior to 1998 were derived from official ECU rates for each year.

     The description of JOMED's activities and the group structure, as included in the notes to the consolidated financial statements, also apply to the financial statements of the parent company.

ACCOUNTING POLICIES

     The consolidated financial statements of the Group are prepared in accordance with the rules of the International Accounting Standards Committee
(IASC).

     In addition, the IASs that were effective on the balance sheet date, JOMED has also adopted the following IASs prior to their effective date: IAS 22 (revised) on Business combinations, IAS 36 on Impairment of assets and IAS 38 on Intangible assets.

     The financial statements of the consolidated companies are prepared according to uniform recognition and valuation principles. Valuation adjustments made for tax reasons are not reflected in the group statements. The individual consolidated companies' statements are prepared as of the closing date for the group statements.

     Assets and liabilities are stated at face value unless indicated otherwise.

     Certain income statement and balance sheet items are combined for the sake of clarity, as explained in the Notes.

     In a few instances, estimates and assumptions have to be made. These affect the classification and valuation of assets, liabilities, income, expenses and contingent liabilities. The actual values may vary from the estimates made.

     The accounting principles as described in the notes to the consolidated financial statements, also apply to the financial statements of the parent company.

CHANGE IN ACCOUNTING POLICIES

     The financial statements have been presented in accordance with the rules of the International Accounting Standards Committee (IASC) since January 1999. Prior to 1999, the financial statements were presented in accordance with Dutch GAAP. The comparative information for 1998 has also been prepared and presented in accordance with IASs. The statutory financial statements have been prepared in accordance with IAS for 1999 and in accordance with Dutch GAAP for previous years.

COMPANIES CONSOLIDATED

     The consolidated financial statements ending December 31, 1999 include the financial statements of JOMED and the following subsidiaries (the
"Subsidiaries"). The book values of the subsidiaries in the financial statements of the parent company are presented in the columns below as at their date of acquisition or as at the date they were established:

                                                                       AS AT
                                                                    ACQUISITION
                                                                       DATE
                                                                    (A)/DATE OF
                                                                   ESTABLISHMENT    BOOK VALUE IN PARENT
             NAME                          LEGAL SEAT                   (S)               COMPANY
-------------------------------  ------------------------------    -------------    --------------------
                                                                                      1999        1998
                                                                                    --------    --------
                                                                                          (E'000)
WHOLLY OWNED:
Companies acquired as part of
  the reorganization in 1998:
  JOMED GmbH                     Rangendingen, Germany               A     1998       7,026       7,026
  JOMED Deutschland GmbH         Munchen, Germany                    A     1998       2,510       2,510
  JOMED i Helsingborg
     International AB and its
     wholly owned subsidiary     Helsingborg, Sweden                 A     1998       3,514       3,514
  JOMED U.K. Ltd.                Cheshire, United Kingdom
JOMED Italia S.p.a.              Milan, Italy                        A     1998         859         793
JOMED France SARL                Voisins le Bretonneux, France       S     1998          46          46
JOMED Benelux B.V.               Ulestraten, the Netherlands         S     1998          18          18
JOMED S.A. (Pty) Ltd.            Midrand, South Africa               S     1998          22          22
JOMED AG                         Beringen, Switzerland               S     1999         313          --
JOMED Distribution Centre B.V.   Ulestraten, the Netherlands         S     1999          18          --
JOMED Japan Co. Ltd.             Tokyo, Japan                        S     1999         372          --
JOMED Poland Sp. z o o.          Warsaw, Poland                      S     1999          38          --
JOMED Singapore Pte. Ltd.        Singapore                           S     1999          60          --
NOT WHOLLY OWNED:
JOMED do Brasil Ltda, ownership
  of 50% and with controlling
  influence                      Parana, Brazil                      A     1999         855          --
                                                                                     ------      ------
                                                                                     15,651      13,929
                                                                                     ======      ======

     The following companies are manufacturing companies: JOMED GmbH and JOMED AG. The other companies are sales companies.

     Assets, shareholders' equity and liabilities of foreign subsidiaries are for consolidation purposes translated into euro at the exchange rate in force on the closing date of each period. Income and expenses are translated at the average exchange rate for each period.

     JOMED Distribution Centre BV, JOMED Japan Co., Ltd., JOMED AG, JOMED Poland Sp.z o.o., JOMED Singapore Pte Ltd. and JOMED do Brasil Ltda. are included in the statements for the first time. The resulting changes in the consolidated financial statements do not affect comparability with the preceding year's financial statements.

     In 1999 a total of E1,722 thousand (1998: E879 thousand) was spent on acquisitions and recently formed companies.

     JOMED do Brasil Ltda was 50% acquired on January 1, 1999 for E855 thousand and is a distributor of JOMED products. JOMED do Brasil Ltda is consolidated since it is subject to the control of the Group. JOMED appoints the majority of the board members and the General Manager. Goodwill of E857 thousand resulting from the acquisition is amortized over an estimated economic life of 20 years.

     JOMED Italia S.p.a. was acquired for E859 thousand. Goodwill of E746 thousand resulting from the acquisition is amortized over an estimated economic life of 20 years.

FOREIGN CURRENCY TRANSLATION

     The foreign currency receivables and payables are translated at the exchange rate in force on the closing date of each period.

     Assets and liabilities denominated in foreign currencies are translated into euros (and for years prior to 1998, ECU) at the exchange rate in force on the closing date of each period. Transactions in foreign currencies are translated at the exchange rate in effect at the time of the transaction. Foreign currency exchange differences relating to current business operations have been credited/debited to operating income. Foreign currency exchange differences of a financial nature have been reported under financial income and expenses.

     The financial statements have been presented in euro since January 1999 and JOMED has adopted the euro as its reporting currency for fiscal periods beginning January 1, 1999. For prior periods, the reporting currency has been NLG. For 1998 the financial statements were presented in NLG and then translated into euro at the fixed exchange rate of NLG 2.20371 = E1.00. The exchange rates for the periods prior to 1998 were derived from official ECU rates for each year. This results in difference in goodwill amount between the years, due to different exchange rates for IAS 1998 and 1999 and pro forma respectively.

     The majority of foreign subsidiaries are to be regarded as foreign entities since they are financially, economically and organizationally autonomous. Their functional currencies according to IAS 21 (The Effects of Changes in Foreign Exchange Rates) are thus the respective local currencies. The assets, liabilities and equity of these foreign subsidiaries are for consolidation purposes translated into euros at the exchange rate in force on the closing date of each period. The income and expenses items of these foreign subsidiaries have been translated at average exchange rates for each year.

     The subsidiary operating in Brasil, in a hyperinflationary economy, has adopted the euro as its reporting currency for IAS purposes. A temporal translation method is therefore used that is recognized in income. Equipment is translated at the average exchange rates in the year of acquisition, along with the relevant depreciation. All other balance sheet items are translated at closing rates. Income and expense items (except depreciation) are translated at average rates for the year.

     Foreign currency exchange differences arising from the translation of foreign subsidiaries' balance sheets are shown in a separate stockholders' equity item. In the case of divestiture, the respective foreign currency exchange differences are reversed and recognized in income.

     The following exchange rates for major foreign currencies against the euro have been used as follows:

                                         INCOME                                  BALANCE
                                        STATEMENT                                 SHEET
                                        PRO FORMA                               PRO FORMA
                               1999       1998*      1997*    1996*    1999       1998*      1997*    1996*
                               -----    ---------    -----    -----    -----    ---------    -----    -----
USD..........................  0.938      0.898      0.885       --    0.995        0.853    0.916       --
DEM..........................  0.511      0.511      0.511    0.520    0.511        0.511    0.511    0.519
NLG..........................  0.454      0.454      0.449    0.464    0.454        0.454    0.449    0.462
FRF..........................  0.152      0.152         --       --    0.152        0.152       --       --
ITL/1000.....................  0.516      0.516         --       --    0.516        0.516       --       --
GBP..........................  1.517      1.492      1.457       --    1.611        1.431    1.515       --
CHF..........................  0.625         --         --       --    0.623           --       --       --
JPY/1000.....................  8.580         --         --       --    9.745           --       --       --
ZAR..........................  0.153      0.163         --       --    0.162        0.147       --       --
BRL..........................  0.524         --         --       --    0.558           --       --       --
PLN..........................  0.241         --         --       --    0.241           --       --       --
SGD..........................  0.572         --         --       --    0.598           --       --       --
SEK..........................  0.113      0.113      0.116    0.119    0.117        0.106    0.116    0.117

---------------
* Derived from official ECU rates.

CONSOLIDATION METHODS

     Consolidation is achieved by offsetting investments in subsidiaries against the fair market value of the underlying net assets at the date of acquisition. The resulting differences are recognized as goodwill.

     Inter-group sales, profits, losses, income, expenses, receivables and payables are eliminated.

     Deferred taxes are recognized for temporary differences related to consolidation entries.

CASH FLOW STATEMENT

     The cash flow statement shows how the liquidity of JOMED was affected by the inflow and outflow of cash and cash equivalents during each year. Cash flows are classified by operating, investing and financing activities in accordance with IAS 7 (Cash Flow Statements). An adjustment is shown to reconcile cash and cash equivalents at the end of each year to the liquid assets reflected in the balance sheet.

     In accordance with IAS the amounts reported by foreign subsidiaries are translated at average exchange rates for the year, with the exception of cash and cash equivalents, which are translated at the exchange rate in force on the closing date in each period. The effect of changes in exchange rates on cash and cash equivalents are shown separately.

PRINCIPLES OF DETERMINATION OF INCOME

     The following principles are observed in the preparation of the income statement:

     Net sales are defined as revenue from sale and delivery of goods, net of discounts and sales tax. Cost of goods sold comprises the manufacturing cost of the goods and any write-downs to lower net realisable value. Manufacturing cost includes such items as:

     - the cost of raw materials and supplies, energy and other materials

     - depreciation and the cost of maintenance of the assets used in production

     - salaries, wages and social charges for the personnel involved in manufacturing.

DEFERRED TAX

     Deferred taxes are calculated at the rates on the closing date of each period based on the statutory regulations in force, or already substantially enacted in relation to future periods and thus expected to apply in the individual countries at the time of realization.

     Deferred taxes primarily result from temporary differences between the carrying amounts of assets or liabilities in the accounting and tax balance sheets of the individual consolidated companies, as well as from consolidation measures. The deferred taxes are computed according to IAS 12 (Income Taxes).

INTANGIBLE ASSETS

     According to IAS 38 (Intangible Assets), research and development are mainly charged to the income statement. When certain conditions are fulfilled, development projects are capitalized. The capitalized development costs are amortized over their estimated useful lives on a straight-line basis over 3-6 years and the amortization begins when the development of each project is finalized.

     Intangible assets that have been acquired are recognized at cost and amortized over their estimated useful lives. Write-downs are made for any declines in value that are expected to be permanent. Intangible assets are written back if the reasons for previous years' write-downs no longer apply.

     Goodwill, including that resulting from capital consolidation, is capitalized in accordance with IAS 22 (Business Combinations) and normally amortized on a straight-line basis of 20 years. The value of goodwill is regularly reassessed in line with IAS 36 (Impairment of Assets) and written down, if necessary.

     Other purchased intangible fixed assets other than goodwill are amortized on a straight-line basis, over a period, which in general is five years.

EQUIPMENT

     Equipment is carried at the cost of acquisition. Assets subject to depletion are depreciated over their estimated useful lives. Write-downs are made for any declines in value that are expected to be permanent, aside from those reflected in depreciation. Assets are written back if the reasons for previous years' write-downs no longer apply.

     Expenses for repair of equipment are normally charged against income. They are, however, capitalized in exceptional cases if they result in an enlargement or substantial improvement of the respective assets.

     The following depreciation periods, based on the estimated useful lives of the respective assets, are applied throughout the Group:

     Equipment: 3-10 years

     In accordance with IAS 17 (Leases), assets leased on terms equivalent to financing a purchase by a long-term loan (finance leases) are capitalized at the cost which would have been incurred if the assets had been purchased. They are depreciated over their estimated useful lives or the respective lease terms, whichever the shorter. The future lease payments are recorded as liabilities.

FINANCIAL FIXED ASSETS

     Participation in associated companies and investments in other securities are carried individually at cost. Write-downs are made for any declines in value that are expected to be permanent. Investments are written back if the reasons for previous years' write-downs no longer apply.

INVESTMENTS IN ASSOCIATED COMPANIES

     The cost of acquisition of participation in associated companies included at the equity method is adjusted annually to reflect changes in JOMED's share of each associated company's equity. If JOMED's investment is 20-50% of the total shares or voting value and if JOMED does have significant influence the entity is classified as associated.

     In each first-time consolidation, differences between the cost of acquisition and the fair value of the underlying net assets at the dates of acquisition are allocated to assets or liabilities by the same method applied to fully consolidated subsidiaries.

     Corline Systems AB and JOMED Canada Inc. are included using the equity method.

INVENTORIES

     Raw materials, supplies, and goods purchased for resale are valued at the cost of acquisition; work in process and finished goods are valued at the cost of production. If the inventory values are lower at the closing date of each period because of a drop in market prices, for example, the lower amounts are shown. Inventories are determined by the first-in first-out (FIFO) principle. Provisions are made for obsolescence.

     The cost of production comprises the direct cost of materials, direct manufacturing expenses, appropriate allocations of material and manufacturing overheads, and an appropriate share of the depreciation and write-downs of assets that are attributable to production. It includes the shares of expenses for Company pension plans and discretionary employee benefits that are attributable to production.

RECEIVABLES AND OTHER ASSETS

     Accounts receivable -- trade, other receivables and other assets as presented under current assets mature within one year. Accounts receivable-trade, other receivables and other assets are stated at nominal value, less any necessary write-downs for amounts unlikely to be recovered.

CURRENT LIABILITIES

     Current liabilities are carried at nominal value. The current liabilities are due within twelve months.

ACCOUNTS PAYABLE -- TRADE

     Accounts payable -- trade are mainly payable to third parties. They are carried at nominal value. All accounts payable -- trade are due within twelve months.

HEDGING INSTRUMENTS

     Forward contracts have been used to hedge the exchange rate risk associated with accounts receivable at the balance sheet date. The accounts receivable have been translated at the balance sheet date at the rate implicit in the contracts. In the opinion of the directors, the resulting balance sheet recognition of the forward contracts in accounts receivable approximates their fair value at the balance sheet date.

                         NOTES TO THE INCOME STATEMENT

NOTE 1 SEGMENT REPORTING

     IAS 14 (Segment Reporting) requires a breakdown of certain data in the financial statements by business segment and geographical region. In the opinion of the directors, the group's different product groups do not constitute different business segments since the production processes, gross margins and customer base are similar for each of them.

     Sales by product group are analysed below:

                                                                   UNAUDITED    UNAUDITED
                                                                   PRO FORMA    PRO FORMA
SALE                                            1999      1998       1997         1996
----                                           ------    ------    ---------    ---------
                                                                (E '000)
Coronary stents..............................  34,591    21,345     14,218        6,284
PTCA Balloon Catheter........................   3,685     1,148        400           --
Peripheral stents............................   5,447     3,009        598           --
                                               ------    ------     ------        -----
                                               43,723    25,502     15,216        6,284
                                               ======    ======     ======        =====

     Since all manufacturing processes are located in Western Europe and geographical segmentation relates primarily to customer location, the directors regard the geographical segments as secondary in accordance with IAS 14.

     The analysis of sales and assets by geographical segments is set out below:

                                                                   UNAUDITED    UNAUDITED
                                                                   PRO FORMA    PRO FORMA
SALE                                            1999      1998       1997         1996
----                                           ------    ------    ---------    ---------
                                                                (E '000)
Western Europe...............................  19,970    15,625     10,727        5,781
Eastern Europe, Middle East and Africa.......  16,710     6,585      3,452          503
Asia and the Pacific Rim.....................   3,150     1,534      1,037           --
The Americas.................................   3,893     1,758         --           --
                                               ------    ------     ------        -----
                                               43,723    25,502     15,216        6,284
                                               ======    ======     ======        =====

                                                                   UNAUDITED    UNAUDITED
                                                                   PRO FORMA    PRO FORMA
ASSET                                           1999      1998       1997         1996
-----                                          ------    ------    ---------    ---------
                                                                (E '000)
Western Europe...............................  62,534    29,743     18,570       14,824
Eastern Europe, Middle East and Africa.......     673       128         --           --
Asia and the Pacific Rim.....................     931        --         --           --
The Americas.................................   1,690        --         --           --
                                               ------    ------     ------       ------
                                               65,828    29,871     18,570       14,824
                                               ======    ======     ======       ======

                                                                   UNAUDITED    UNAUDITED
                                                                   PRO FORMA    PRO FORMA
ACQUISITION OF INTANGIBLE ASSETS, EQUIPMENT     1999      1998       1997         1996
-------------------------------------------    ------    ------    ---------    ---------
                                                                (E '000)
Western Europe...............................  10,227    17,657      1,248       12,436
Eastern Europe, Middle East and Africa.......      12        10         --           --
Asia and the Pacific Rim.....................     127        --         --           --
The Americas.................................     128        --         --           --
                                               ------    ------      -----       ------
                                               10,494    17,667      1,248       12,436
                                               ======    ======      =====       ======

NOTE 2 PERSONNEL EXPENSES

     The breakdowns of personnel expenses are as follows:

                                                                   UNAUDITED    UNAUDITED
                                                                   PRO FORMA    PRO FORMA
                                                 1999     1998       1997         1996
                                                ------    -----    ---------    ---------
                                                                (E '000)
Salaries and wages............................  12,075    6,379      3,499        1,177
Social expenses...............................   2,048    1,168        530          205
Pension expenses..............................     449      461         65           10
                                                ------    -----      -----        -----
                                                14,572    8,008      4,094        1,392
                                                ======    =====      =====        =====

     Pension expenses relate to a defined contribution scheme covering all employees and are expensed in the year in which they are payable. All previous direct pension agreements have been fully paid during 1999.

     The breakdowns of average number of employees in functional areas are as follows:

                                                                   UNAUDITED    UNAUDITED
                                                                   PRO FORMA    PRO FORMA
                                                   1999    1998      1997         1996
                                                   ----    ----    ---------    ---------
                                                                  (E '000)
Manufacturing....................................  142      91        44           14
Sales & marketing................................   78      53        23           13
General and administration.......................   56      18         7            6
Research & development...........................   42      22         6            1
                                                   ---     ---        --           --
                                                   318     184        80           34
                                                   ===     ===        ==           ==

     The overall compensation paid to the member of the Management Board, Tor Peters, for the year 1999 amounted to E188 thousand (1998: E113 thousand) and to the Board of Supervisory Directors E50 thousand (1998: E12 thousand).

     Members of the Management Board held at December 31, 1999, an aggregate of shares representing a holding of 29.59% in JOMED. In accordance with his employment agreement, the Chief Executive Officer and President has a term of notice of 12 months.

NOTE 3 INCOME TAXES

     JOMED and its subsidiaries are subject to the income taxes of the jurisdictions where they are located or have their registered offices. The national corporate income tax rates are as follows:

                                                   1999      1998     1997     1996
                                                  -------    -----    -----    -----
JOMED N.V.......................................       35%      35%      35%      35%
JOMED GmbH......................................    40/30%   45/30%   45/30%   45/30%
JOMED Deutschland GmbH..........................    40/30%   45/30%   45/30%   45/30%
JOMED France SARL...............................    36.67%   36.67%      --       --
JOMED Italia S.p.a..............................    41.25%   41.25%      --       --
JOMED S.A. (Pty) Ltd............................       30%      35%      --       --
JOMED Distribution Centre B.V...................       35%      35%      --       --
JOMED Benelux B.V...............................       35%      35%      --       --
JOMED i Helsingborg International AB............       28%      28%      28%      28%
JOMED AG........................................  17.8/28%      --       --       --
JOMED Japan Co. Ltd.............................       30%      --       --       --
JOMED U.K. Ltd..................................       30%      31%      --       --
JOMED Poland Sp. z. oo..........................       34%      --       --       --
JOMED Singapore Pte. Ltd........................       26%      --       --       --
JOMED do Brasil Ltda............................       35%      --       --       --

     Legislation in the Netherlands and certain other countries provides companies with an opportunity to defer tax payments through appropriations to non-taxed reserves. The consolidated income statement and balance sheet do not show any non-taxed reserves, instead in the consolidated accounts the non-taxed reserves are split between deferred tax and shareholders' non-distributable equity. When these reserves are brought back to income, either in accordance with tax regulations or voluntarily, they will be taxed at the rates then applicable, unless they are used to cover a loss. Deferred taxes are also recognized on the amount by which fair market values of acquired assets and/or liabilities differ from their tax value, and on any restructuring provision etc.

     When calculating deferred tax, the actual nominal tax rate in the respective country has been applied.

     This item comprises the income taxes paid or accrued in the individual countries, plus deferred taxes:

                                                                  UNAUDITED    UNAUDITED
                                                                     PRO          PRO
                                                                    FORMA        FORMA
                                               1999      1998       1997         1996
                                              ------    ------    ---------    ---------
                                                               (E'000)
Income taxes................................  (2,833)   (2,177)    (1,133)       (315)
Deferred taxes..............................   1,690      (499)       282          --
                                              ------    ------     ------        ----
                                              (1,143)   (2,676)       851        (315)
                                              ======    ======     ======        ====

     Deferred taxes are comprised as follows:

                                                                    UNAUDITED      UNAUDITED
                                                                    PRO FORMA      PRO FORMA
                                   DECEMBER 31,    DECEMBER 31,    DECEMBER 31    DECEMBER 31,
                                       1999            1998           1997            1996
                                   ------------    ------------    -----------    ------------
                                                             (E'000)
Intra-group profit...............     1,525             149            346             --
Tax loss carry forward...........       404             170             --             --
Provisions.......................        --            (210)            --             --
Changes in the tax rates relating
  to previous year's balances....        --              --             --             --
Deferred tax assets..............     1,929             109            346             --
Non-taxed reserves...............      (440)           (282)            --             --
Changes in the tax rates relating
  to previous year's balances....        --              --             --             --
Deferred tax liabilities.........      (440)           (282)           (43)            --

     The potential tax savings relating to tax loss carry forwards are only recognized as deferred tax income if it is sufficiently likely that this income will be realized. Tax loss carry forwards of E404 thousand remained unutilized. The deferred tax asset associated with the tax loss carry forward is considered likely to be utilized within the foreseeable future since it relates to companies with a history of profits in the last years.

     The relation between actual income tax expenses and income before income taxes is described below.

                                                                   UNAUDITED    UNAUDITED
                                                                   PRO FORMA    PRO FORMA
                                               1999       1998       1997         1996
                                              -------    ------    ---------    ---------
                                                                (E'000)
Income before income taxes..................   3,114      5,659      1,712         756
Tax at the domestic rates applicable to
  accounting profits in the country
  concerned.................................  (1,037)    (2,130)      (876)       (315)
Tax effect of expenses that are not
  deductible for tax purposes...............  (1,796)       (47)      (257)         --
Tax expense.................................  (2,833)    (2,177)    (1,133)       (315)
Deferred tax:
  Intra-group profit........................   1,737       (115)       325          --
  Tax loss carry forward....................     418         85         --          --
  Provisions................................    (337)      (210)        --          --
  Non-taxed reserves........................    (128)      (259)       (43)         --
Actual income tax expense...................  (1,143)    (2,676)      (851)       (315)

     The tax expenses have been calculated based on profit per country and each country's current tax rate has been used.

NOTE 4 EARNINGS PER SHARE

     Earnings per share are determined according to IAS 33 (Earnings Per Share) by dividing the net income by the weighted average number of shares.

     In 1999, the number of shares increased from 10,000 to 11,111. Earnings per share were E212 on weighted average. There was no reliable fair value during the year and therefore the options did not have any quantifiable dilutive effect.

NOTE 5 TRANSACTIONS WITH RELATED PARTIES

     JOMED maintains a long-standing business relationship with Lars Sunnanvader. Mr. Sunnanvader is JOMED's founder, a member of its Supervisory Board. In the past, JOMED has engaged in transactions with Jostra Medizintechnik AG, which is controlled by Mr. Sunnanvader. Jostra Medizintechnik AG owns 50% of JOMED's 50%-owned associated company Corline Systems AB. Lara Rheinmann GmbH, which is 30%-owned by Mr. Sunnanvader and 15% by Siegfried Einhellig, member of the Supervisory Board, supplies JOMED with PTFE (graft material) for use in its stent grafts. In addition, JOMED rents its facilities in Rangendingen, Germany, from Anna and Monika Sunnanvader, who are related to Mr. Sunnanvader. The annual rent is E448 thousand. The rental agreement expires in the year 2008, at which time JOMED has an option to extend the lease for an additional one-year term. JOMED also has an option to purchase the facility for approximately E5.1 million, which may be exercised at any time upon 30-days notice.

     On September 1, 1999, JOMED entered into a two-year consultancy agreement with Mr. Siegfried Einhellig, a member of the Supervisory Board. Pursuant to this agreement, Mr. Einhellig has been retained to act as a consultant on sales and marketing matters for JOMED. The agreement provides that Mr. Einhellig is entitled to receive the following compensation for performing these services:
E153,387 per year from September 1, 1999 until June 30, 2000 and E89,476 per year thereafter.

     JOMED believes that the terms of all related-party transactions are customary and that they are in all material respects no less favourable to JOMED than those which could be obtained from unaffiliated third parties in arm's length negotiations.

                           NOTES TO THE BALANCE SHEET

NOTE 6 INTANGIBLE ASSETS

     Changes in intangible assets are as follows:

                                                     PATENTS,        COMPLETED     DEVELOPMENT
                                                    LICENSES &      DEVELOPMENT    PROJECTS IN
(E '000)                              GOODWILL    SIMILAR RIGHTS     PROJECTS       PROGRESS      TOTAL
--------                              --------    --------------    -----------    -----------    ------
Opening balance January 1, 1998.....       --            --              --              --           --
Acquired assets.....................       --           430              --              --          430
Amortisation on acquired assets.....       --           (78)             --              --          (78)
Additions 1998......................   11,867            35              --             215       12,117
Amortisation April-December 1998....     (445)          (46)             --              --         (491)
Changes in exchange rates...........       --             5              --              --            5
                                       ------         -----             ---           -----       ------
Book value December 31, 1998........   11,422           346              --             215       11,983
                                       ------         -----             ---           -----       ------
Additions 1999......................      922         1,206             168             878        3,174
Amortisation 1999...................     (642)          (88)             (7)             --         (737)
Changes in exchange rates...........       --            --              --              22           22
                                       ------         -----             ---           -----       ------
Book value December 31, 1999........   11,702         1,464             161           1,115       14,442
                                       ------         -----             ---           -----       ------
Original cost.......................   12,789         1,671             168           1,093       15,721
Accumulated amortisation............   (1,087)         (212)             (7)             --       (1,306)
Changes in exchange rates...........       --             5              --              22           27
                                       ------         -----             ---           -----       ------
Book value December 31, 1999........   11,702         1,464             161           1,115       14,442
                                       ======         =====             ===           =====       ======

UNAUDITED PRO FORMA

     The following table presents the pro forma goodwill and intangible assets on the assumption that the acquisition of JOMED GmbH, JOMED Deutschland GmbH and JOMED i Helsingborg International AB took place on January 1, 1996 at the same fair value but using the exchange rates ruling at that date.

                                                                             PATENTS,
                                                                            LICENSES &
(E '000)                                                      GOODWILL    SIMILAR RIGHTS    TOTAL
--------                                                      --------    --------------    ------
Opening balance January 1, 1996.............................       --           --              --
Additions 1996..............................................   11,344           45          11,389
Amortisation 1996...........................................     (572)          (8)           (580)
Changes in exchange rates...................................       95           --              95
                                                               ------          ---          ------
Book value December 31, 1996................................   10,867           37          10,904
Additions 1997..............................................       --          385             385
Amortisation 1997...........................................     (553)         (70)           (623)
Changes in exchange rates...................................     (362)          --            (362)
                                                               ------          ---          ------
Book value December 31, 1997................................    9,952          352          10,304
                                                               ======          ===          ======

     The figures for 1996 and 1997 have been derived from the pro-forma consolidated statements.

     Development projects in progress are yet to be completed and are not subject to amortisation.

     Completed projects are subject to amortisation.

     The foreign currency exchange rate differences are the differences between the amounts at the beginning and the end of the year that result from translating foreign subsidiaries' figures at the respective different exchange rates in force on the closing date in each period.

     The fair value of these assets is not materially different from the carrying value.

NOTE 7 EQUIPMENT AND EQUIPMENT UNDER CONSTRUCTION

     Changes in equipment and equipment under construction are as follows:

                                                                    EQUIPMENT
                                                                      UNDER
                                                      EQUIPMENT    CONSTRUCTION    TOTAL
                                                      ---------    ------------    ------
                                                                   (E '000)
Opening balance January 1, 1998.....................       --            --            --
Acquired assets.....................................    1,822            53         1,875
Depreciation on acquired assets.....................     (420)           --          (420)
Additions 1998......................................    2,426           819         3,245
Depreciation 1998...................................     (811)           --          (811)
                                                       ------          ----        ------
Book value December 31, 1998........................    3,017           872         3,889
                                                       ------          ----        ------
Additions 1999......................................    8,192          (872)        7,320
Depreciation 1999...................................   (2,087)           --        (2,087)
Changes in exchange rates...........................       39            --            39
                                                       ------          ----        ------
Book value December 31, 1999........................    9,161            --         9,161
                                                       ------          ----        ------
Original cost.......................................   12,440            --        12,440
Accumulated depreciation............................    3,318            --        (3,318)
Changes in exchange rates...........................       39            --            39
                                                       ------          ----        ------
Book value December 31, 1999........................    9,161            --         9,161
                                                       ======          ====        ======

UNAUDITED PRO FORMA

     The following table presents the movements in equipment and equipment under construction in the predecessor comparison for the years ended December 31, 1996 and December 31, 1997:

                                                                     EQUIPMENT
                                                                       UNDER
                                                       EQUIPMENT    CONSTRUCTION    TOTAL
                                                       ---------    ------------    -----
                                                                    (E '000)
                                                                    --------
Opening balance January 1, 1996......................       --            --           --
Additions 1996.......................................      777           270        1,047
Depreciation (net) 1996..............................      (86)           --          (86)
                                                         -----          ----        -----
Book value December 31, 1996.........................      691           270          961
                                                         -----          ----        -----
Additions 1997.......................................    1,071          (208)         863
Depreciation (net) 1997..............................     (337)           --         (337)
Changes in exchange rates............................      (23)           (9)         (32)
                                                         -----          ----        -----
Book value December 31, 1997.........................    1,402            53        1,455
                                                         =====          ====        =====

     The foreign currency exchange rate differences are the differences between the amounts at the beginning and the end of the year that result from translating foreign subsidiary's figures at the respective different exchange rates in force on the closing date in each period.

FINANCIAL LEASES

     Capitalised equipment held under finance leases includes assets with a total net value of:

                                                              (E '000)
                                                              --------
35794.......................................................    243
36159.......................................................    620
36524.......................................................    668

     The gross carrying amounts of these assets total E1,093 thousand.

     The fair value of the equipment is not materially different from the carrying value.

OPERATIONAL LEASE

     The commitments under operational lease are in total less than E1 million as at December 31, 1999 and mature within five years.

NOTE 8 INVESTMENTS IN ASSOCIATES

     Changes in investments are as follows:

     Participation in associated companies represents the 50% stake in the shares of Corline Systems AB, Uppsala, Sweden and the 49% stake in the shares of JOMED Canada Inc., Toronto, Canada.

                                                              (E '000)
                                                              --------
Opening balance January 1, 1998.............................      --
Acquisition 1998............................................     490
Share of net income for the year 1998.......................    (104)
Changes in exchange rates...................................     (29)
                                                                ----
Book value December 31, 1998................................     357
Acquisition 1999............................................      17
Share of net income for the period 1999.....................     (78)
Changes in exchange rates...................................      46
                                                                ----
Book value December 31, 1999................................     342
UNAUDITED PRO FORMA
Book value January 1, 1996..................................      --
Acquisition 1997............................................     414
Share of net income for the year 1997.......................     (12)
                                                                ----
Book value December 31, 1997................................     402
                                                                ====

     The figures for 1996 and 1997 have been derived from the pro-forma consolidated statements.

     The fair value of these investments is not materially different from the carrying value.

NOTE 9 OTHER FINANCIAL ASSETS

     Other financial assets represent an investment in 268,100 shares in EndoSonics Corp, amounting to E1,962 thousand. The fair value of this investment is not materially different from the carrying value.

NOTE 10  INVENTORIES

     Inventories comprise the following:

                                                                  UNAUDITED    UNAUDITED
                                                                  PRO FORMA    PRO FORMA
                                                1999     1998       1997         1996
                                                -----    -----    ---------    ---------
                                                                (E '000)
Raw materials and supplies....................    973      612        200         206
Work in progress..............................  1,216      529         89          92
Finished goods................................  5,219    2,035        779         215
                                                -----    -----      -----         ---
                                                7,408    3,176      1,068         513
                                                =====    =====      =====         ===

NOTE 11  RECEIVABLES AND OTHER ASSETS

     Trade accounts receivable, other receivables and other assets as presented under current assets mature within one year. Trade accounts receivable, other receivables and other assets are stated at nominal value, less any necessary write-downs for amounts unlikely to be recovered.

                                                                  UNAUDITED    UNAUDITED
                                                                  PRO FORMA    PRO FORMA
                                                1999     1998       1997         1996
                                               ------    -----    ---------    ---------
                                                               (E '000)
Accounts receivable trade....................  22,098    7,724      3,734        1,214
Receivables from non-consolidated
  companies..................................   1,404      321         34           --
Other receivables............................   2,926    1,213        857          365
Other short-term assets......................     990
                                               ------    -----      -----        -----
                                               27,418    9,258      4,625        1,579
                                               ======    =====      =====        =====

     Other receivables consist mainly of trade tax. Other current assets consist of development projects in progress invoiced in the beginning of year 2000.

NOTE 12  CASH AND CASH EQUIVALENTS

     At December 31, 1999, the amount of cash and cash equivalents was freely available.

NOTE 13  SHAREHOLDERS

     On April 2, 1998, certain subsidiaries were acquired by JOMED in return for the issue of shares. At December 31, 1999, the authorized share capital amounted to E181,510 of 11,111 shares with a par value of E16.3 per share. As at December 31, 1999 11,111 shares were issued and paid-up and are held by the following shareholders:

                                                             SHARES OWNED     PERCENTAGE
                                                               PRIOR TO      OWNED BEFORE
SHAREHOLDER                                                    OFFERING        OFFERING
-----------                                                  ------------    ------------
Tor Peters.................................................      3,288          29.59%
Capir Holdings Ltd.........................................      1,814          16.32%
Siegfried Einhellig........................................      1,121          10.09%
Anna Sunnanvader...........................................        928           8.35%
Monika Sunnanvader.........................................        674           6.07%
Annika Sunnanvader.........................................        674           6.07%
Lars Sunnanvader...........................................        509           4.58%
SGA........................................................        250           2.25%

                                                             SHARES OWNED     PERCENTAGE
                                                               PRIOR TO      OWNED BEFORE
SHAREHOLDER                                                    OFFERING        OFFERING
-----------                                                  ------------    ------------
Kurt Spranger..............................................        200           1.80%
Randolf von Oepen..........................................        134           1.21%
Sadco......................................................        125           1.13%
Other Investors............................................      1,394          12.55%
                                                                ------          -----
                                                                11,111            100%

STOCK OPTION PLAN

     In 1999 JOMED set up a Stock Option Plan for members of management and key employees. Options were been granted to the 16 participants in the plan over up to an aggregate of 355 shares of JOMED, representing 3.2% of JOMED's current nominal share capital at December 31, 1999. The options may be exercised within four annual option periods. The first option period is from June 30, 1999 to June 30, 2000; the second, December 30, 1999 to December 29, 2000; the third, December 29, 2000 to December 28, 2001; and the fourth, December 28, 2001 to December 30, 2002. Only 25% of the total options available to each member of the Stock Option Plan are eligible to be exercised within any one option period. Any options not exercised within their respective option period lapse. Each of the options entitles its holder to purchase a share of JOMED at E12,780. The Stock Option Plan has closed, and no further options will be issued under this plan. JOMED is exempt from provisions of the Lock-up Agreement in issuing shares pursuant to the exercise of options under the Stock Option Plan.

     Since 1998, Capir Holdings Ltd., an investment holding company, has held an option to subscribe 526 shares of JOMED at DEM 7,000,000.

NOTE 14  NON-CURRENT INTEREST BEARING LIABILITIES

     Financial obligations are carried at nominal or redemption value, whichever is higher. They comprise the following:

                                                                   UNAUDITED    UNAUDITED
                                                                   PRO FORMA    PRO FORMA
                                                   1999    1998      1997         1996
                                                   ----    ----    ---------    ---------
                                                                  (E '000)
Liabilities under lease agreements...............  365     354        97           --
Loans............................................  561      --        --           --
                                                   ---     ---        --            --
                                                   926     354        97           --
                                                   ===     ===        ==            ==

     JOMED has long-term loans amounting to a total of E561 thousand granted from financial institutions with an average interest rate of 5%. These loans are secured by chattel mortgages on machinery, other operational and office equipment as well as inventories. Liabilities due to financial leases are E365 thousand. The total amount is due within one to five years.

                                                              (E '000)
                                                              --------
The loans are raised in:
CHF to the equivalence of...................................    312
DEM to the equivalence of...................................    249
                                                                ---
Total.......................................................    561
                                                                ===

NOTE 15  EXCHANGE AND INTEREST RATE RISKS

EXCHANGE RATE RISKS

     JOMED is subject to foreign exchange fluctuations in its normal course of business. Invoices to customers within the European Union are usually denominated in euro or local currencies and in other countries, mainly in U.S. dollars. In 1999 JOMED earned approximately 51% of its sales revenues in U.S. Dollars, 32% in euro-linked currencies and 17% in other currencies. Most of JOMED's expenses, on the other hand, are in euro-linked currencies. With the implementation of the euro, JOMED's foreign exchange exposure has been somewhat reduced. However, with the projected growing importance of sales outside Europe, exchange rates will continue to have a strong impact on the operations and the results of JOMED.

     At year-end 1999, JOMED had covered its estimated United States dollar exchange exposures as of 31 December 1999 with forward contracts. These forward contracts are spread over 2000 to match anticipated incoming receipts and have a value of USD 19.5 million.

INTEREST RATE RISK

     All of JOMED's credit facilities bear market rate interest and are therefore subject to interest rate fluctuations. As of December 31, 1999, JOMED had available credit facilities of E21.5 million and had drawn down E11.5 million on these credit lines. JOMED's bank loans and credit facilities are renewable on a yearly basis and have until now primarily been used for investments in fixed assets and working capital.

NOTE 16 CURRENT INTEREST BEARING LIABILITIES

     The individual items are as follows:

                                                            UNAUDITED PRO    UNAUDITED PRO
                                                                FORMA            FORMA
                                          1999     1998         1997             1996
                                         ------    -----    -------------    -------------
                                                             (E '000)
Finance lease..........................     303      266          146              --
Loans..................................  10,939    4,295        1,410             939
                                         ------    -----        -----             ---
                                         11,242    4,561        1,556             939
                                         ======    =====        =====             ===

     JOMED has interest bearing loans amounting to E10,939 thousand granted from financial institutions, with an average interest rate of 5%. These loans are secured by chattel mortgages on the machinery, other operational and office equipment as well as inventories.

                                                                (E '000)
                                                                --------
The loans are raised in:
SEK to the equivalent of....................................      9,925
CHF to the equivalent of....................................        553
DEM to the equivalent of....................................        461
                                                                 ------
Total.......................................................     10,939
                                                                 ======

NOTE 17 OTHER CURRENT LIABILITIES

     The individual items are as follows:

                                                            UNAUDITED PRO    UNAUDITED PRO
                                                                FORMA            FORMA
                                          1999     1998         1997             1996
                                         ------    -----    -------------    -------------
                                                             (E '000)
Payroll liabilities....................     353      133          150               53
Taxes on income........................   2,842    2,339        1,196              300
Liabilities for social expenses........     741      110          250              175
Advance payments received..............     195       46           --               --
Other liabilities......................   6,962    3,754        1,355              825
                                         ------    -----        -----            -----
                                         11,093    6,382        2,951            1,353
                                         ======    =====        =====            =====

     Tax liabilities include not only Group companies' own tax liabilities, but also taxes withheld by them for payment to authorities on behalf of third parties.

     Liabilities for social expenses include, in particular, social insurance contributions that had not been paid by the closing date.

     The other liabilities comprise numerous individual items such as guarantees and commissions to customers.

NOTE 18 PLEDGED ASSETS

                                                            UNAUDITED PRO    UNAUDITED PRO
                                                                FORMA            FORMA
                                          1999     1998         1997             1996
                                         ------    -----    -------------    -------------
                                                             (E '000)
Chattel mortgages......................     467      423          457             --
Pledged inventories, machinery and
  equipment receivables................  10,300    5,987        1,657             --
                                         ------    -----        -----              --
                                         10,767    6,410        2,114             --
                                         ======    =====        =====              ==

                        NOTES TO THE CASH FLOW STATEMENT

NOTE 19 ACQUISITION OF SUBSIDIARIES

     During 1999, 50% of shares of JOMED do Brasil Ltda was acquired at a price of E855 thousand. Goodwill amounted to E857 thousand. Additional consideration payable in connection with the purchase of JOMED Italia S.p.a., acquired during 1998, amounted to E65 thousand. The purchase prices had not been paid at year-end. JOMED i Helsingborg International AB, JOMED GmbH and JOMED Deutschland GmbH were acquired as part of the reconstruction of the company structure in 1998. These acquisitions did not result in an outflow of cash since they were paid with in shares..

                                                              1999     1998
                                                              ----    ------
                                                                 (E '000)
Fixed assets................................................    19     2,319
Inventories.................................................   402       496
Receivables and other assets................................    96     4,953
Cash and cash equivalents...................................    15       345
Long-term liabilities.......................................    --        --
Accounts payable -- trade...................................  (536)   (6,442)
Purchase price -- paid......................................    --       396
Liquid assets in the acquired company.......................    15       345
Effect on the liquid assets of the Group....................    15       (51)

     The cash and cash equivalents acquired as part of the acquisition of subsidiaries is shown as an investment activity.

         FINANCIAL STATEMENTS OF JOMED FOR THE FIRST SIX MONTHS OF 2000

                                     JOMED

                         CONSOLIDATED INCOME STATEMENT

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                 2000           1999
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
NET SALES...................................................     29,859        19,823
Cost of goods sold..........................................     (4,081)       (5,021)
GROSS PROFIT................................................     25,778        14,802
Manufacturing overheads.....................................     (1,562)       (1,326)
Sales & Marketing...........................................    (12,679)       (7,786)
General & Administration....................................     (4,211)       (1,923)
Research & Development......................................     (3,152)       (1,662)
Other operating income......................................        211           (30)
OPERATING RESULT............................................      4,385         2,075
Result from financial investments:
Interest income.............................................        521            80
Interest expenses...........................................       (855)         (563)
Result from associated companies............................        (48)          (66)
NON-OPERATING RESULT........................................       (382)         (549)
INCOME BEFORE INCOME TAXES..................................      4,003         1,526
Income taxes................................................     (1,174)         (548)
INCOME AFTER TAXES..........................................      2,829           978
Minority interest...........................................       (217)          (38)
NET INCOME..................................................      2,612           940

                                     JOMED

                           CONSOLIDATED BALANCE SHEET

                                                                    AS OF JUNE 30,
                                                              --------------------------
                                                                 2000           1999
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
ASSETS
Non-current assets:
Intangible assets...........................................     51,626        12,418
Equipment and equipment under construction..................     11,345         6,757
Investments in associates...................................        332           327
Other financial assets......................................      1,996         2,322
Deferred tax................................................      1,551         1,290
                                                                 66,850        23,114
Current assets:
Inventories.................................................     12,938         6,247
Receivables and other assets
Trade accounts receivable...................................     29,144        16,299
Other receivables and other assets..........................      5,545         2,649
Cash and cash equivalents...................................     91,404         1,216
                                                                139,031        26,411
TOTAL ASSETS................................................    205,881        49,525

EQUITY AND LIABILITIES
Equity:
Issued capital..............................................        232           163
Share premium...............................................    151,916        12,906
Other reserves..............................................      4,959         1,535
Net income..................................................      2,612           940
                                                                159,719        15,544
Non-current liabilities:
Interest bearing liabilities................................      6,787        17,767
Convertible loan notes......................................     12,000            --
Deferred tax................................................        332            --
                                                                 19,119        17,767
Current liabilities:
Trade accounts payable......................................      4,940         7,208
Interest bearing liabilities................................      8,507           280
Other current liabilities...................................     13,596         8,726
                                                                 27,043        16,214
TOTAL EQUITY AND LIABILITIES................................    205,881        49,525

                                     JOMED

                        CONSOLIDATED CASH FLOW STATEMENT

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               2000       1999
                                                              -------    ------
                                                                   E '000
Operating activities:
Operating result............................................    4,385     2,075
Adjustments for items not included in cash flow.............      641       839
Cash flow from operating activities, before working capital
  changes...................................................    5,026     2,914
Increase in inventories.....................................   (5,387)   (3,071)
Increase in current receivables.............................   (6,635)   (9,690)
Increase in current liabilities.............................      325     6,621
Cash flow from operating activities.........................   (6,671)   (3,226)
Income taxes paid...........................................   (2,429)   (1,536)
NET CASH FROM OPERATING ACTIVITIES..........................   (9,100)   (4,762)
Investing activities:
Acquisition of intangible assets............................  (12,967)   (1,498)
Acquisition of equipment....................................   (2,789)   (3,576)
Acquisition of subsidiaries.................................      (89)     (857)
Investing in financial assets...............................      (23)   (2,322)
CASH FLOW FROM INVESTING ACTIVITIES.........................  (15,868)   (8,253)
Financing activities:
Share issue.................................................  110,258
Increase in interest bearing liabilities....................    2,948    13,132
CASH FLOW FROM FINANCING ACTIVITIES.........................  113,206    13,132
CHANGE IN CASH AND CASH EQUIVALENTS.........................   88,238       117
Cash and cash equivalents -- opening balance................    3,166     1,099
Cash and cash equivalents -- closing balance................   91,404     1,216

                                                                         ANNEX B

                   SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN
                     INTERNATIONAL ACCOUNTING STANDARDS AND
                 U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The financial statements in Annex A to this Offer to Purchase conform with International Accounting Standards (IAS), which differ in certain respects from United States Generally Accepted Accounting Principles (US GAAP).

FINANCIAL STATEMENTS - GENERAL REQUIREMENTS

Contents of Financial Statements

     Under IAS, two years' balance sheets, income, recognized gains and losses and cash flows statements, changes in equity, accounting policies and notes are required. US GAAP is comparable to the IAS, except that three years of income, recognized gains and losses and cash flows statements, changes in equity, accounting policies and notes are required (but not balance sheets).

True and Fair View Override

     Under IAS, standards may be overridden (in rare cases) to give a "true and fair view" of information. Under US GAAP, no override of standards is permitted.

Accounting Convention

     Under IAS, historical cost are generally used, but some assets may be revalued. Under US GAAP, no revaluations are permitted, except that some securities and derivatives may be valued at fair value.

Changes in Accounting Policies

     Under IAS, either restate comparatives and prior year opening retained earnings or include effect in current year income. Under US GAAP, generally include effect in current year income statement.

Correction of Fundamental Errors

     Under IAS, either restate comparatives or include effect in current year income. Under US GAAP, restate comparatives.

GROUP REPORTING

Definition of Subsidiary

     Under IAS, the determination of whether an entity is a "subsidiary" is based on voting control or actual dominant influence. Under US GAAP, the determination of whether an entity is a "subsidiary" is based on controlling interest through a majority of voting shares.

Presentation of Associate Results

     Under IAS, the equity method is used to present a company's share of profits and losses of one of its associates. Under US GAAP, the equity method is used to present a company's share of the post-tax results of its associates.

Disclosures about Significant Associates

     Under IAS, minimal disclosures regarding significant associates are required. Under US GAAP, detailed information on a significant associates' assets, liabilities and results must be disclosed.

Equity Method or Proportional Consolidation for Joint Ventures

     Under IAS, both proportional consolidation and equity methods are permitted to consolidate joint ventures. Under US GAAP, the equity method is generally used to consolidate joint ventures.

FOREIGN CURRENCY TRANSACTION

Hyperinflation - Foreign Entity

     Under IAS, local statements of foreign entity are translated to current price levels prior to translation.

     Under US GAAP, local currency statements are remeasured using the reporting currency as the functional currency.

BUSINESS COMBINATIONS

Purchase Method - Fair Values on Acquisition

     Under IAS, the fair value assets and liabilities of an acquired entity is presented. Some liabilities relating to the acquired entity may be recognized in restricted circumstances. US GAAP is broadly comparable to IAS but value must be allocated to all intangibles. Some plant closure and restructuring liabilities relating to the acquired entity may be provided in fair value exercise if certain criteria are met.

Purchase Method - Subsequent Adjustments to Fair Values

     Under IAS, fair values can be corrected against goodwill up to the end of the year after acquisition if additional evidence of value becomes available, with subsequent adjustments in the income statement being recorded. Reversals of acquisition provisions always adjust goodwill. US GAAP is broadly comparable to IAS, except that the investigation of values must be ongoing and the correction against goodwill will only be allowed within a maximum of one year from acquisition. Reversals of acquisition provisions always adjust goodwill.

Purchase Method - Contingent Consideration

     Under IAS, contingent consideration is estimated at acquisition then subsequently corrected against goodwill. Under US GAAP, contingent consideration is not recognized until the contingency is resolved or the amount is determinable.

Purchased Method - Minority Interests at Acquisition

     Under IAS, a minority interest, at acquisition, is stated at the owner's share of fair value of net assets or at the owner's share of pre-acquisition carrying value of net assets. Under US GAAP, minority interests, at acquisition, are usually stated at share of pre-acquisition carrying value of net assets.

Purchase Method - Disclosure

     Under IAS, disclosures include names and descriptions of combining entities, method of accounting for acquisition and date of acquisition. US GAAP is broadly comparable to IAS, but pro-forma income statement information as if an acquisition occurred at start of comparable period must also be presented.

Purchase Method - Goodwill

     Under IAS, goodwill is capitalized and amortized over useful life, which is normally not longer than 20 years. Under US GAAP, goodwill is capitalized and amortized over useful life, with a maximum of 40 years.

MAIN ACCOUNTING PRINCIPLES

Intangible Assets

     Under IAS, intangible assets are capitalized if recognition criteria are met, and intangible assets must be amortized over useful life, which is normally no longer than 20 years, with reevaluations being permitted only in rare circumstances. Under US GAAP, intangible assets are capitalized and amortized over useful life, which is no longer than 40 years, with reevaluations not being permitted.

Research & Development Costs

     Under IAS, research costs are expensed as incurred. Development costs must be capitalized and amortized if stringent criteria are met. Under US GAAP, both research and development costs are expensed as incurred. Some software development costs must be capitalized.

Property, Plant and Equipment

     Under IAS, historical cost or revalued amounts are used. Frequent valuations of entire classes of assets are necessary when revalued amounts are used. Under US GAAP, revaluations are not permitted.

Investment Properties

     Under IAS, investment properties are either treated as investment or property, plant and equipment. Under US GAAP, investment properties are treated as "other properties" (historical cost is used).

Impairment of Assets

     Under IAS, if impairment of assets is indicated, assets are written down to the higher of net selling price and value in use based on discounted cash flows. Under US GAAP, an impairment review is based on undiscounted cash flows. If the undiscounted cash flows are less than the carrying amount, impairment loss is measured using discounted cash flows.

Capitalization of Borrowing Costs

     Under IAS, capitalization of borrowing costs is permitted for qualifying assets. Under US GAAP, capitalization of borrowing costs is compulsory when related to construction of certain qualifying assets.

Investments

     Under IAS, long-term investments are carried at cost or revalued amounts. Revaluations are recorded consistently in income statement or equity, and current asset investments are carried at the lower of cost and market value or at market value. Market value changes are recorded in income statement. However, there are some recent proposals to carry some financial assets at fair value. Under US GAAP, if an investment is held to maturity then it is carried at amortized cost, otherwise it is carried at fair value. Unrealized gains/losses are taken to other comprehensive income or (if trading securities) to income statement.

Inventories and Long-term Contracts

     Under IAS, inventories and long-term contracts are carried at the lower of cost and NRV, and FIFO, LIFO or the weighted average method are used to determine cost. US GAAP is broadly comparable to IAS; however, LIFO is more commonly used.

Provisions - General

     Under IAS, provisions relating to present obligations are recorded separately from past events if probable outflow of resources can be reliably estimated. Under US GAAP, there are separate rules for specific situations (employee termination cost, environmental liabilities, etc.)

Provisions - Restructuring

     Under IAS, restructuring provisions are made if a detailed formal plan exists and has been announced or implemented. Under US GAAP, restructuring provisions are made if management has committed to such provisions and the implementation process has begun.

Employee Stock Compensation

     Under IAS, disclosures of employee stock compensation are required but there are no standards for proposals on measurement. Under US GAAP, the cost of employee stock compensation share awards or options are charged over the period of employee's performance. Two alternative methods are available for cost: intrinsic value (market price at measurement date less any employee contribution or exercise price) or fair value using the option pricing model.

Employee Share Option Plans - Presentation in Balance Sheet of Sponsor

     IAS has no standard or proposals for the presentation in the balance sheet of a sponsor of the sponsor's employee share option plans. Under US GAAP, employee stock option plan shares are classified as deduction from equity, and the debt of an employee stock option plan is included on the sponsor's balance sheet.

Deferred Income Taxes

     Under IAS, the full provision method is used, driven by balance sheet temporary differences. Deferred income tax assets are recognized if recovery is probable. US GAAP is comparable to IAS, but all deferred income tax assets are recognized and then a valuation allowance is provided if a recovery is less than 50% likely.

Capital Instruments - Categorization of Shares

     Under IAS, capital instruments are classified depending on the substance of the obligations of the issuer. Mandatory redeemable preference shares are generally liabilities, not equity. Under US GAAP, shareholders' equity is categorized between common stock and other categories. Redeemable preference shares are normally categorized in a "mezzanine" category (between debt and equity).

Capital Instruments - Convertible Debt

     Under IAS, convertible debt is accounted for on a split basis, allocating proceeds between equity and debt. Under US GAAP, convertible debt is a liability.

Derivatives and Other Financial Instruments - Measurement of Derivative Instruments and Hedging Activities

     Under IAS, there is no guidance currently with respect to the measurement of derivative instruments and hedging activities. Under US GAAP, derivatives and hedges are measured at fair value, with changes in fair value being carried to the income statement (except for effective cash flow hedges where they are taken to comprehensive income (i.e. in equity) until effect of transaction goes through income, then they are transferred to the income statement).

Derivatives and Other Financial Instruments - Disclosures

     Under IAS, credit risk, exposures to interest rates, fair values of financial assets and liabilities, information on hedges are disclosed, as well as information about policies and strategies. US GAAP is comparable to IAS, but additional required disclosures about hedging objectives, strategies, fair value hedges and cash flow hedges are required.

OTHER ACCOUNTING AND REPORTING ISSUES

Related Party Transactions - Disclosures

     Under IAS, the names of related parties, nature of relationship and types of transactions are disclosed. For control relationships, disclosure is made regardless of whether transactions between the related parties occur. However, some exemptions are available for separate financial statements of subsidiaries. US GAAP is broadly comparable to IAS; however, exemptions are narrower than under IAS.

Extraordinary and Exceptional Items

     Under IAS, extraordinary items are limited to a few events outside control of the company and exceptional items are usually shown in the notes. US GAAP is broadly comparable to IAS; however, subtotals of income for operations before exceptional items are not shown.

Segment Reporting - Accounting Policies

     Under IAS, consolidated GAAP accounting policies are used for segment reporting. Under US GAAP, internal financial reporting policies are used for segment reporting even if accounting policies may differ from consolidated GAAP.

Segment Reporting - Disclosures

     Under IAS, disclosures for primary segment format include sales, profits, capex, assets and liabilities. For secondary segment format, sales, assets and capital expenditures are disclosed. Under US GAAP, disclosures are similar to IAS. However, liabilities and geographical capital expenditures are not required to be disclosed. Depreciation, amortization, tax, interest and exceptional/extraordinary items are required to be disclosed if reported internally.

Cash Flow Statements - Formats and Method

     Under IAS, headings are standard, but there is flexibility over their contents. The direct or indirect method is used. US GAAP has similar headings to IAS, but more specific guidance is given for items to include in each heading. Under US GAAP, the direct or indirect method is used.

Cash Flow Statements - Definition of Cash and Cash Equivalents

     Under IAS, cash includes overdrafts and cash equivalents with short-term maturities (less than 3 months). Under US GAAP, cash excludes overdrafts but includes cash equivalents with short-term maturities.

Cash Flow Statements - Exemptions

     Under IAS, no exemptions are available. Under US GAAP, limited exemptions for certain investment enterprises are available.

Statement of Recognized Gains and Losses

     Under IAS, a statement of recognized gains and losses is given either as a separate primary statement or it is separately highlighted in a primary statement of movements in equity. Under US GAAP, total comprehensive income is disclosed, either combined with income statements or as under IAS. Also, cumulative amounts are tracked and disclosed.

Operating and Financial Review

     IAS has no mandatory standard for operating and financial review. However IAS includes suggested features, such as an analytical discussion of business and financial information. Under US GAAP, public entities must prepare a "Management's Discussion and Analysis ("MD&A") including contents mandated by U.S. Securities and Exchange Commission rules and focusing on liquidity, capital resources and results of operation.

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                           By Facsimile Transmission
                       (for Eligible Institutions only):
                                 (201) 296-4293

                             Confirm by Telephone:
                                 (201) 296-4860

    By Overnight Courier:                  By Mail:                        By Hand:
   ChaseMellon Shareholder         ChaseMellon Shareholder         ChaseMellon Shareholder
        Services, L.L.C.               Services, L.L.C.                Services, L.L.C.
  Reorganization Department       Reorganization Department        120 Broadway, 13th Floor
      85 Challenger Road                P.O. Box 3301                 New York, NY 10271
      Mail Stop -- Reorg          South Hackensack, NJ 07606         Attn: Reorganization
  Ridgefield Park, NJ 07660                                               Department

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager, at the addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be obtained from the Information Agent or the Dealer Manager as set forth below and will be furnished promptly at the Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [MacKenzie Partners, Inc. Logo]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                            toll-free (800) 322-2885

                      The Dealer Manager for the Offer is:

                       [CREDIT SUISSE/FIRST BOSTON LOGO]

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free: (800) 881-8320